SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
SHORE BANCSHARES, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

18 E. Dover Street
Easton, Maryland 21601

Dear Fellow Shareholder:
It is my pleasure to invite you to join us at the 2024 Annual Meeting of Shareholders (our “Annual Meeting”) of Shore Bancshares, Inc. (the “Company”) to be held online via a live audio webcast at 9:30 a.m., Eastern Time, on Thursday, May 30, 2024. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/SHBI2024. We encourage shareholders to log in to the website and access the webcast approximately 15 minutes before the Annual Meeting starts at 9:30 a.m., Eastern Time. Shareholders will be able to listen, vote and submit questions during the virtual Annual Meeting.
In order to simply and effectively explain the matters to be addressed at our Annual Meeting, we have included a Proxy Statement Summary starting on page 1 that highlights the detailed information included in the Proxy Statement. We have also included a Compensation Discussion and Analysis that begins on page 27, which discusses how our executives’ pay is linked to our performance and clearly explains our executive compensation philosophy and practices. We, together with our Board of Directors (the “Board”), feel that it is important to provide you with the information you are looking for in a way that is easy to understand.
At this year’s Annual Meeting, we will vote on the election of four Class III directors to serve for a three-year term ending at the 2027 annual meeting of shareholders and the adoption of a non-binding advisory resolution approving the compensation of the Company’s named executive officers. In addition, we will transact any other business that may properly come before the Annual Meeting and at any adjournments or postponements thereof. The Board is not aware of any other business that will be presented for consideration at the Annual Meeting.
We are distributing our proxy materials to shareholders via the internet under the “Notice and Access” rules of the U.S. Securities and Exchange Commission. We believe this expedites shareholders’ receipt of proxy materials, lowers the annual meeting costs and conserves natural resources. As a result, we are mailing to many shareholders a Notice of Internet Availability of Proxy Materials (“Notice”), rather than a paper copy of the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The Notice contains instructions on how to access the proxy materials online, vote online and obtain, if desired, a paper copy of our proxy materials.
Your vote is very important. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the Annual Meeting, so that your shares of common stock will be represented and voted at the Annual Meeting even if you cannot attend.
April 16, 2024
Sincerely,
James M. Burke
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Shareholders to be Held on May 30, 2024:
The Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023 are available at: https://shorebancshares.q4ir.com/documents/default.aspx
Information on this website, other than the Proxy Statement, is not a part of the enclosed Proxy Statement.

18 E. Dover Street
Easton, Maryland 21601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Shareholders (our “Annual Meeting”) of Shore Bancshares, Inc. (the “Company”) will be held online this year via a live audio webcast at 9:30 a.m., Eastern Time, on Thursday, May 30, 2024, for the following purposes:
1.To elect four Class III directors to serve for a three-year term ending at the 2027 annual meeting of shareholders.
2.To adopt a non-binding advisory resolution approving the compensation of the Company’s named executive officers.
The Board of Directors (the “Board”) is not aware of any other business that will be presented for consideration at the Annual Meeting. If any other matters should be properly presented at the Annual Meeting or any adjournments or postponements of the Annual Meeting for action by shareholders, the persons named in the form of proxy will vote the proxy in accordance with their best judgment on that matter.
The Board recommends that you vote “FOR” each of the director nominees and “FOR” proposal 2.
Only shareholders of record as of the close of business on April 2, 2024 are entitled to receive notice of, to attend and to vote at the Annual Meeting. If you are a beneficial owner as of that date, you will receive communications from your broker, bank or other nominee about the Annual Meeting and how to direct the vote of your shares, and you are welcome to attend the Annual Meeting, all as described in more detail in the Proxy Statement Summary section of the attached Proxy Statement. Additional information regarding the admission policy and procedures for attending the virtual Annual Meeting are also described more fully in the accompanying Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 30, 2024. The Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023, is available on our corporate website at https://shorebancshares.q4ir.com/documents/default.aspx.
By Order of the Board of Directors,
Andrea E. Colender
Secretary and Chief Legal Officer
April 16, 2024

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TABLE OF CONTENTS
i

PROXY STATEMENT SUMMARY
This summary highlights information about Shore Bancshares, Inc. (the “Company,” “we,” “our” or “us”) and certain information contained elsewhere in this proxy statement for the Shore Bancshares, Inc. 2024 Annual Meeting of Shareholders (the “Annual Meeting”). This summary does not contain all of the information that you should consider in voting your shares, and you should read the entire Definitive Proxy Statement (“Proxy Statement”) carefully before voting. This Proxy Statement and the form of proxy are first being sent to shareholders on or about April 16, 2024.
Annual Meeting Information

Time and Date
9:30 a.m., May 30, 2024
Place
The Annual Meeting will be completely virtual and held via a live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/SHBI2024. We encourage shareholders to log in to the website and access the webcast approximately 15 minutes before the Annual Meeting starts at 9:30 a.m., Eastern Time.
Record Date April 2, 2024 Number of Common Shares Eligible to Vote at the Annual Meeting as of the Record Date 33,210,522

Voting Agenda and Board Recommendations

Voting Agenda	Board Recommendation	For More Information, See Page
Proposal 1 – Election of Directors	FOR each nominee	8
Proposal 2 – Advisory Vote on the Compensation of our Named Executive Officers	FOR	45

Instructions for the Virtual Annual Meeting

This year our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live audio webcast. We have adopted a virtual format for the Annual Meeting to make participation accessible for shareholders from any geographic location with Internet connectivity. We have worked to offer the same participation opportunities as would be provided at an in-person meeting while further enhancing the online experience available to all shareholders regardless of their location.
To participate in the virtual Annual Meeting, please visit www.virtualshareholdermeeting.com/SHBI2024 and enter your 16- digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), on your proxy card, or on the instructions that accompanied your proxy materials. We encourage shareholders to log in to the website and access the webcast approximately 15 minutes before the Annual Meeting starts at 9:30 a.m., Eastern Time. The meeting will begin promptly at 9:30 a.m. Eastern Time on May 30, 2024. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Whether or not you participate in the virtual meeting, it is important that your shares be part of the voting process. You may log on to www.proxyvote.com and enter your 16-digit control number. The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
This year’s shareholders question and answer session will include questions submitted live during the Annual Meeting. Questions may be submitted during the Annual Meeting through the question/chat pane of your control panel.

Board of Directors Overview
Ages as of December 31, 2023

M = Member
C = Chair

(1)    Messrs. Adams, Burke, Jenkins, Sanders, Slater, Stone, and Ms. McDonald and Ms. Peterson joined the Board effective July 1, 2023 upon completion of the Company’s merger with The Community Financial Corporation (“Community Financial”).
(2)    As part of the plan to reduce the size of the Board as discussed in Proposal 1, Mr. Judge and Mr. Stone were not nominated for re-election and their terms will end at the Annual Meeting.

Board Composition
Our twenty directors comprise a well-balanced Board.

Governance Highlights
We are committed to maintaining good corporate governance as a critical component of our success in driving sustained shareholder value. Our Board continually monitors and implements emerging best practices in governance to best serve the interest of our shareholders, including:

•90% of directors are independent	•Annual director self-evaluation and committee assessment to ensure Board effectiveness
•20% of our directors are women	•All directors attended over 75% of 2023 Board and meetings of committees on which they served
•Lead Independent Director who is Board Vice-Chair	•Independent directors meet regularly in executive session
•Board refreshment: 13 new Board members, including three women, since 2021	•Robust risk management oversight
•Balance of new and experienced directors	•Active shareholder engagement program
•Transparent public policy engagement	•Board review of company’s financial performance, strategy and succession plan
•Independent Board committees	•Clawback Policy for executive compensation programs
•No over-boarding	•Code of Business Conduct and Ethics
•Stock ownership guidelines for directors and executives	•Commitment to human capital and environmental, social and governance responsibility

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
1.What is the Notice of Internet Availability of Proxy Materials that I received in the mail and why am I receiving it?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), except for shareholders who have requested otherwise, we have generally mailed to our shareholders a Notice of Internet Availability. The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report”), at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If you would like to receive a paper or e-mail copy of our proxy materials either for this Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to you.
Our Board provided the Notice of Internet Availability and is making the proxy materials available to you in connection with our Annual Meeting, which will take place on May 30, 2024. As a shareholder, you are invited to attend the Annual Meeting and are entitled to, and requested to, vote on the proposals described in this Proxy Statement.
2.What information is contained in the Proxy Statement?
This Proxy Statement describes the proposals to be voted on at the Annual Meeting, the voting process, compensation of our directors and executive officers, and certain other required information.
3.How can I access the Company’s proxy materials electronically?
The Proxy Statement and 2023 Annual Report are available on our corporate website at https://shorebancshares.q4ir.com/documents/default.aspx.
4.What does it mean if I receive more than one Notice of Internet Availability or set of the proxy materials?
It means your shares are registered differently or are in more than one account. Please provide voting instructions for each account for which you have received a Notice of Internet Availability or set of proxy materials.
5.Who is soliciting my vote pursuant to this Proxy Statement?
Our Board is soliciting your vote at the Annual Meeting.

6.Who is entitled to vote?
Only shareholders of record at the close of business on April 2, 2024 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.
7.How many shares are eligible to be voted?
As of the Record Date, we had 33,210,522 shares of common stock, par value $0.01 per share (“Common Stock”) outstanding. Each outstanding share of our Common Stock will entitle its holder to one vote on each of the director nominees to be elected and one vote on each other matter to be voted on at the Annual Meeting.
8.What am I voting on?
You are voting on the following matters:
•the election of four Class III directors to serve for a three-year term ending at the 2027 annual meeting of shareholders (Proposal 1); and
•the advisory approval of the compensation of our named executive officers (Proposal 2).
9.How does our Board recommend that I vote?
Our Board recommends that shareholders vote their shares as follows:
•“FOR” each director nominee; and

•“FOR” the approval of the compensation of our named executive officers.
10.Why am I not being asked to vote on the ratification of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024?
As discussed under the section of this Proxy Statement captioned “Audit Related Matters,” the Audit Committee has appointed Yount, Hyde & Barbour as independent registered public accounting firm for the fiscal year ending December 31, 2024; however, we have submitted a request for proposal to several independent registered public accounting firms for the 2024 audit. We anticipate this process will be completed in the second quarter of 2024. In light of this ongoing process, we are not submitting a proposal for the ratification of appointment of an independent registered public accounting firm at the Annual Meeting.
11.How many votes are required to hold the Annual Meeting and what are the voting procedures?
Quorum Requirement: The presence, in person or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum. In the event there are not sufficient shares present for a quorum, or to approve or ratify any matter being presented at the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit the further solicitation of proxies.
Required Votes: Each outstanding share of Common Stock is entitled to one vote on each proposal at the Annual Meeting.
If there is a quorum at the Annual Meeting, the matters to be voted upon by the shareholders require the following votes for such matter to be approved:
Election of Directors: Directors are elected by a plurality of all votes cast at the Annual Meeting. Withholding of a vote, abstentions and broker non-votes will have no effect on the outcome of this vote, although they are counted towards establishing a quorum for the Annual Meeting.
Advisory Vote on the Compensation of our Named Executive Officers: The affirmative vote of the holders of at least the majority of the shares for which votes are cast on the proposal at the Annual Meeting is required for approval, on an advisory basis, of our executive compensation. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will have no impact on the outcome of the vote on Proposal 2. The vote with respect to Proposal 2 is not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the results of the vote and take it into consideration when making future decisions regarding compensation of the Company’s named executive officers.
If a broker indicates on its proxy that it submits to the Company that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner and you do not provide instructions to your broker, bank or other nominee, your broker, bank or other nominee is permitted to vote your shares for or against “routine” matters. Brokers are not permitted to exercise discretionary voting authority to vote your shares for or against “non-routine” matters. Proposals 1 and 2 are “non-routine” matters.
12.How do I attend the Annual Meeting?
Shareholders of record who choose to attend, vote, and submit questions during the Annual Meeting must visit www.virtualshareholdermeeting.com/SHBI2024 and enter your 16-digit control number included on your Notice of Internet Availability, on your proxy card, or on the instructions that accompanied your proxy materials. We encourage shareholders to log in to the website and access the webcast approximately 15 minutes before the Annual Meeting starts at 9:30 a.m., Eastern Time.
13.How can I vote? Must I attend the Annual Meeting to do so?
If you are a shareholder of record, you may vote at the Annual Meeting on May 30, 2024, or you may direct how your shares are voted without attending the Annual Meeting in one of the other following ways:
•Internet. You can submit a proxy over the Internet to vote your shares at the Annual Meeting by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials.
•Telephone. If you requested and received a printed set of the proxy materials, you can submit a proxy over the telephone to vote your shares at the Annual Meeting by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials you received. If you received a Notice of Internet Availability only, you can submit a proxy over the telephone to vote your shares by following the instructions at the Internet website address referred to in the Notice of Internet Availability.
•Mail. If you requested and received a printed set of the proxy materials, you can submit a proxy by mail to vote your shares at the Annual Meeting by completing, signing and returning the proxy card or voting instruction form enclosed with the proxy materials you received.
Whichever method of voting you use, the proxies identified on the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy card properly voted and returned through available channels without giving specific voting instructions, the proxies will vote the shares as recommended by our Board.
14.    How may a shareholder vote if their shares are still held in the Community Bank of the Chesapeake Employee Stock
Ownership Plan (“ESOP”)?
On July 1, 2023, we completed our merger with Community Financial. Prior to the closing, Community Financial paid into the ESOP all employer contributions and adopted resolutions to (i) terminate the ESOP and (ii) provide for full vesting of all account balances in the ESOP. A determination letter has been filed with the Internal Revenue Service (the “IRS”) to terminate the ESOP and the ESOP will be terminated if and when the IRS issues a favorable determination letter. If you are a participant in the ESOP and have not received your shares of Company Common Stock prior to the Record Date, the trustee of the ESOP will vote all the shares held by the ESOP. Each participant may direct the trustee how to vote the shares of Company Common Stock allocated to his or her plan account. If you own shares through the ESOP and you do not direct the trustee how to vote by May 23, 2024, the ESOP trustee will vote your shares in accordance with the terms of the ESOP.

15.    How may a shareholder nominate someone at the Meeting to be a director or bring any other business before the Meeting?
The Company’s Second Amended and Restated By-Laws, as amended (the “Bylaws”) require advance notice to the Company if a shareholder intends to nominate someone for election as a director or to bring other business before the Annual Meeting. Such a notice may be made only by a shareholder of record within the time period established in the Bylaws. See the section of this Proxy Statement captioned “Shareholder Proposals for the 2025 Annual Meeting” for more information.
16.    How do I request electronic or printed copies of this and future proxy materials?

You may request and consent to delivery of electronic or printed copies of future proxy statements, annual reports and other shareholder communications by:
•visiting www.ProxyVote.com or
•calling 1-800-579-1639, or
•sending an email to sendmaterial@proxyvote.com.
When requesting copies of proxy materials and other shareholder communications, you should have available the control number located on the Notice of Internet Availability or proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.
17.    What happens if my shares are held in street name?

If you have selected a broker, bank, or other intermediary to hold your shares of Common Stock, rather than having the shares directly registered in your name with our transfer agent, you will receive separate instructions directly from your broker, bank, or other intermediary in order to vote your shares. If you, as the beneficial owner of the shares of Common Stock, do not submit voting instructions to the organization that holds your shares, that organization may still be permitted to vote your shares. In general, the organization that holds your shares of Common Stock may generally vote on routine matters. However, absent specific instructions from beneficial owners, brokers may not vote for non-routine matters. Proposal 1 (the election of directors) and Proposal 2 (the advisory approval of the compensation of our named executive officers) are non-routine matters. Therefore, there may be broker non- votes with respect to Proposals 1 and 2. Accordingly, we urge you to vote by following the instructions provided by your broker, bank, or other intermediary.

Please note that if your shares are held in street name and you wish to attend and vote your shares at the Annual Meeting, you must log into the Annual Meeting as a shareholder using your valid control number included in your proxy materials.
18.    What steps can I take if I want to revoke my proxy?
Any shareholder giving a proxy may revoke it at any time by submission of a later dated proxy, subsequent Internet or telephonic proxy, or by written notice delivered to James M. Burke, President and Chief Executive Officer (“CEO”) of the Company, at the Company’s address listed above or at the Annual Meeting. Shareholders entitled to vote at the Annual Meeting who attend may revoke any proxy previously granted and vote in person at the Annual Meeting by written ballot. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments or postponements of the Annual Meeting.
All properly executed proxies received pursuant to this solicitation will be voted as directed by the shareholder on the proxy. If no direction is given, the proxy will be voted “FOR” all nominees named in Proposal 1 and “FOR” the adoption of the resolution approving the compensation of our named executive officers, as described in Proposal 2.
19.    How are the votes tabulated?
We have appointed Christy Lombardi, our Executive Vice President and Chief Human Resources Officer, as Inspector of Election of the Annual Meeting and to tabulate the votes and certify the voting results. We intend to publish the final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.
20.    Who pays the cost of this solicitation?
We will pay the cost of this solicitation. In addition, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by our officers and employees who will not be additionally compensated therefor.

PROPOSAL 1: ELECTION OF DIRECTORS
Classification of the Company’s Directors
The Company completed its merger of equals with Community Financial effective July 1, 2023. In accordance with the terms of the merger agreement, the number of directors constituting our Board is set at 20 members including 12 directors who served on the Company’s Board immediately prior to the effective time of the merger, and eight former directors of Community Financial. The 12 legacy members of the Company’s Board who currently serve on the Board are: Alan J. Hyatt, William E. Esham, III, John A. Lamon, III, Frank E. Mason, III, Esther A. Streete, David S. Jones, Clyde V. Kelly, III, David W. Moore, Dawn M. Willey, R. Michael Clemmer, Jr., James A. Judge and Konrad M. Wayson. The eight former members of the Community Financial Board of Directors who currently serve on the Company’s Board are: Mary Todd Peterson, Rebecca M. McDonald, Michael B. Adams, James M. Burke, Austin J. Slater, Jr., Louis P. Jenkins, Jr., Joseph V. Stone, Jr. and E. Lawrence Sanders, III.
Consistent with the terms of the merger agreement and in accordance with the terms of the Company’s Amended and Restated Articles of Incorporation, as amended and supplemented (the “Charter”), our Board is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms, as follows:
•The Class I directors are William E. Esham, III, John A. Lamon, III, Frank E. Mason, III, Rebecca M. McDonald, Mary Todd Peterson and Esther A. Streete, whose terms will expire at the annual meeting of shareholders to be held in 2025;
•The Class II directors are Michael B. Adams, James M. Burke, Louis P. Jenkins, Jr., David S. Jones, Clyde V. Kelly, III, David W. Moore, Austin J. Slater, Jr. and Dawn M. Willey, whose terms will expire at the annual meeting of shareholders to be held in 2026; and
•The Class III directors are R. Michael Clemmer, Jr., Alan J. Hyatt, E. Lawrence Sanders, III, Konrad M. Wayson, Joseph V. Stone, Jr. and James A. Judge, whose terms will expire at the Annual Meeting.
Following the merger, the Board evaluated the number of members serving on the Board and determined to decrease the size of the Board from 20 to 18 directors effective as of the Annual Meeting. In connection with the plan to reduce the size of the Board, Messrs. Judge and Stone were not nominated for re-election to the Board at the Annual Meeting. The Board currently expects that the size of the Board may be further reduced in future years to as few as 13 members. As a result, the Board has determined not to balance the class sizes at this time. The plan to reduce the size of the Board is subject to the Board’s further evaluation and discretion. Changes to the size of the Board will be structured so that, over time, the number of directors in each Board class will be as nearly equal as possible.
Election Procedures; Term of Office
At each annual meeting of shareholders, or special meeting in lieu thereof, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and the election and qualification of his or her successor. Any change in the Board resulting from an increase or decrease in the number of directors will be distributed by the Board among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Board Diversity Matrix
Our Board values diversity and seeks to include directors with a broad range of backgrounds, professional experience, skills and perspectives. In compliance with Nasdaq Rules, the matrix below shows the diversity of the Board.

	As of March 27, 2023		As of April 2, 2024
Total Number of Directors	15		20
	Female	Male	Female	Male
Gender Identity
Directors	3	12	4	16
Demographic Background
African American or Black	1		1
White	2	12	3	16

Board Skills and Experience Matrix
Our Board members have a broad set of qualifications, attributes, skills and experience that are well suited to oversee the Company’s strategy and operations. A summary of the attributes and qualifications of our directors is presented below. These skills collectively allow our directors to effectively oversee the Company and create an engaged, effective, and strategically-oriented Board.
Nomination Process
The Governance Committee is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board, and it periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates. The Governance Committee will from time to time review and consider candidates recommended by shareholders. Shareholder recommendations should be submitted in writing to: Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601, Attn: Andrea E. Colender, Secretary; and must specify (i) the recommending shareholder’s contact information, (ii) the class and number of shares of capital stock beneficially owned by the recommending shareholder, (iii) the name, address and credentials of the candidate for nomination, and (iv) the candidate’s consent to be considered as a candidate.
Whether recommended by a shareholder or chosen independently by the Governance Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board. The Governance Committee does not have a formal policy pursuant to which it considers specific diversity criteria when selecting nominees, such as education, professional experience, skills, race or gender. Rather, the Governance Committee’s goal in selecting nominees is to identify persons who have business and other ties to the communities and industries we serve, and who have skills, education and other attributes that will meet the needs of the Board at that time and, generally, that are complimentary to the skills and attributes possessed by existing directors. When searching for and appointing directors to fill a particular committee position, the Governance Committee searches for persons who will meet the independence standards required for those committees and who possess skills and attributes that will allow the committee to be effective. The Governance Committee also strives to select individuals who it believes will work well with the other directors at the highest level of integrity and effectiveness.
A candidate, whether recommended by a shareholder or otherwise, will not be considered for nomination unless he or she is of good character and is willing to devote adequate time to Board duties. In assessing the qualifications of potential candidates, the Governance Committee will also consider the candidate’s experience, judgment, and civic and community relationships, and the diversity of backgrounds and experience among existing directors. Certain Board positions, such as Audit Committee membership, may require other special skills, expertise, or independence from the Company.
It should be noted that a shareholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a shareholder will be approved by the Governance Committee or nominated by the Board. A shareholder who desires to nominate a candidate for election may do so only in accordance with Article II, Section 4 of our Bylaws which provides that directors may be nominated by shareholders by written request to the Secretary of the Company received not less than 120 days nor more than 180 days prior to the date fixed for the meeting. Additional time constraints are applicable in the cases of a change in shareholder meeting date or a special meeting called for the purpose of electing directors. As provided in the Bylaws, the notice of nomination must specify: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of our capital stock owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of our capital stock owned by the notifying shareholder; (f) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; (g) a description of all arrangements or understandings between such notifying shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such notifying shareholder; (h) a representation that such notifying shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (i) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee.
Nominees for Election
Our Board has approved the nomination of R. Michael Clemmer, Jr., Alan J. Hyatt, E. Lawrence Sanders, III and Konrad M. Wayson for re-election as Class III directors at the Annual Meeting.
Information about the principal occupations, business experience and qualifications of these nominees is provided below under the heading “Qualifications of 2024 Director Nominees and Continuing Directors.” Ages presented are as of December 31, 2023.
QUALIFICATIONS OF 2024 DIRECTOR NOMINEES AND CONTINUING DIRECTORS
Class III Director Nominees

R. MICHAEL CLEMMER, JR. Age: 56 Director Since: 2016 Committees: Executive Board Risk Oversight (Chair)
Mr. Clemmer served as a director of Talbot Bank since 2012 and subsequently became a director of Shore United Bank (the “Bank”) and the Company after the merger of Talbot Bank and CNB in 2016. Mr. Clemmer is President of Salisbury, Inc., a company that designs and manufactures pewter, sterling silver and other metal giftware, a position he has held since 1991. In 1995, Mr. Clemmer founded Executive Decision, Inc., a corporate recognition company. Since 1992, Mr. Clemmer has been involved in the development, acquisition and renovation of industrial and commercial property. He is founder of Waterside Properties LLC, a property development and management company. Mr. Clemmer is a graduate of the University of Richmond and has been a resident of Talbot County since 1982.

In nominating Mr. Clemmer, the Governance Committee considered as important factors Mr. Clemmer’s leadership capabilities, real estate development in our key market area, and his civic participation in the business community.

ALAN J. HYATT Age: 70 Director Since: 2021 (Chairman since 2021) Committees: Executive (Chair)
Mr. Hyatt joined the Company’s Board as the Chairman on November 1, 2021, as a result of the merger between the Company and Severn Bancorp, Inc. (“Severn”). Prior to joining the Company’s Board, Mr. Hyatt served as the Chairman and CEO of Severn and Severn Bank, FSB (“Severn Bank”). Mr. Hyatt is a partner with the Annapolis law firm Hyatt & Weber, P.A., concentrating his practice on banking, land use, real estate, and commercial law. Mr. Hyatt serves as counsel to area real estate developers and entrepreneurs, with active representation in land use cases, commercial transactions and commercial litigation. Mr. Hyatt received his law degree from the University of Baltimore School of Law in 1978 and is an honors graduate of Bryant College of Business Administration (now Bryant University). He is a member of the Maryland State Bar Association and the Anne Arundel County Bar Association. He serves on the Board of Trustees of Luminis Health, The Anne Arundel County Retirement and Pension System, and The Annapolis Community Foundation.
In nominating Mr. Hyatt, the Governance Committee considered as important factors Mr. Hyatt’s experience as an attorney and businessman, Mr. Hyatt brings strong legal and financial skills important to the oversight of the Company’s financial reporting, and enterprise and operational risk management.

E. LAWRENCE SANDERS, III Age: 67 Director Since: 2023 Committees: Board Risk Oversight
Mr. Sanders was appointed as a director of the Company and the Bank in 2023 as a result of the merger between the Company and Community Financial. Prior to joining the Company’s Board, Mr. Sanders served as a director of Community Financial and Community Bank of the Chesapeake since 2018. He is President of Edward L. Sanders Insurance Agency, which provides multi-line insurance services to clients in Maryland since 1903. Mr. Sanders graduated from NC State University in 1978, obtained his Certified Insurance Counselor designation in 1979 and became a licensed Insurance Advisor in 1981. Mr. Sanders served on the board of directors of County First Bank for 28 years and served as chairman of the board from 2013 to 2018. He is a current member and past President of the Charles County Rotary, past director for the Professional Insurance Agent’s Association, past director and past President for the Civista Foundation and current director for the Charles County Rotary Foundation.
In nominating Mr. Sanders, the Governance Committee considered as important factors Mr. Sander’s extensive financial, and operational knowledge from his experience as an owner of an insurance agency. His years of experience serving as a bank director provides the Board valuable insight regarding corporate governance, regulatory compliance, risk assessment practices and bank operations.

KONRAD M. WAYSON Age: 63 Director Since: 2021 Committees: Audit Board Risk Oversight

Mr. Wayson joined the Company’s Board on November 1, 2021, as a result of the merger between the Company and Severn. Prior to joining the Company’s board, Mr. Wayson served as a director of Severn since 2009 and a director of Severn Bank, since 2008. Mr. Wayson is a partner of Wayson Landholdings since 1996 and has been the managing partner since 2007. Mr. Wayson also serves as the Secretary and Treasurer of Hopkins & Wayson, Inc., a general contractor servicing Maryland, Washington D.C. and Virginia since 1984. Mr. Wayson was the Chief Financial Officer of Childs Landscaping from 1997 until 2004 when the company was sold. Mr. Wayson served as chairman of the Anne Arundel County Public Schools Ethics Panel for 15 years. Stepping down in 2023, Mr. Wayson has served on the Anne Arundel Medical Foundation Board, the Anne Arundel Economic Development Corporation Board, and the Anne Arundel School Board. Mr. Wayson is a graduate of Salisbury University where he received a Bachelor of Science degree in business administration.

In nominating Mr. Wayson, the Governance Committee considered as important factors Mr. Wayson’s experience as a treasurer and businessman and his strong financial skills, which is important to the oversight of the Company’s financial reporting, and enterprise and operational risk management.

Continuing Directors

Class I Directors

WILLIAM E. ESHAM, III Age: 58 Director Since: 2020 Committees: Compensation Executive
Mr. Esham was appointed to serve as a director of both the Company and the Bank in June of 2020. Mr. Esham is a partner in the law firm of Ayres, Jenkins, Gordy & Almand, P.A., specializing in real estate law, located in Ocean City, Maryland. Mr. Esham also serves on the Board of Trustees for Worcester Preparatory School and the Board of Directors for Atlantic General Hospital. Mr. Esham holds a Bachelor of Arts from Washington and Lee University and a Juris Doctor from University of Baltimore.
Mr. Esham’s qualifications to serve on our Board include his legal expertise in real estate law and his prior bank board of director experience with Shore Bank during the period of 2012-2016 (which was acquired by Xenith Bank in 2016) and Peninsula Bank's Advisory Board during the period of 1996-2006.

JOHN A. LAMON, III Age: 66 Director Since: 2021 Committees: Compensation Governance
Mr. Lamon joined the Company’s Board on November 1, 2021, as a result of the merger between the Company and Severn Bancorp, Inc. Prior to joining the Company’s board, Mr. Lamon served as a director of Severn Bancorp since 2009 and a director of Severn Savings Bank, FSB, since 2008. Mr. Lamon currently serves as the Director of Business Development for Ironmark, a leading marketing agency in Maryland. Prior to this position, Mr. Lamon was the President and Owner of John A. Lamon & Associates, a promotional marketing company, before selling the business to G&G Outfitters, Inc. Mr. Lamon received his Bachelor of Arts degree from the University of Maryland, College Park, where he was a two-time All American lacrosse player. Mr. Lamon has received the Willis Bilderback Volunteer Award and the Wille Gateau Youth Services Award. Mr. Lamon has served on various boards including, St. Mary’s School, The Annapolis Touchdown Club, St. Mary’s Royal Blue Club and the University of Maryland M Club.
Mr. Lamon’s qualifications to serve on our Board include his business and marketing experience, which is important to the oversight of the Company’s financial reporting, and enterprise and operational risk management.

FRANK E. MASON, III Age: 61 Director Since: 2011 Committees: Governance Board Risk Oversight Strategic Initiatives & Technology
Mr. Mason served as a director of the Company and The Talbot Bank of Easton, Maryland a wholly-owned bank subsidiary of the Company (“Talbot Bank”) since 2011 and subsequently became a director of Shore United Bank after the merger of Talbot Bank and CNB, a wholly-owned bank subsidiary of the Company (“CNB”) in 2016. Mr. Mason served as Chairman of the Board for the Company and Bank from 2017 through October 31, 2021. Mr. Mason is the President and Chief Executive Officer of JASCO Incorporated, a manufacturer and distributor of analytical instrumentation for the scientific research community, a position he has held since 2004. JASCO Incorporated, which is a subsidiary of JASCO Corporation located in Tokyo, Japan, operates throughout North and South America. Prior to becoming President and Chief Executive Officer, Mr. Mason served as JASCO Incorporated’s Chief Operations Officer from 1996 to 2004 and as its Sales Director for North America from 1987 to 1995. Mr. Mason has a Bachelor of Arts degree from the University of Maryland, College Park, and a Master of Business Administration from Johns Hopkins University.

Mr. Mason’s qualifications to serve on the Board include his experience in leading a large corporation, his financial and operational knowledge.

REBECCA MIDDLETON MCDONALD, CPA Age: 50 Director Since: 2023 Committees: Audit Board Risk Oversight Strategic Initiatives & Technology
Ms. McDonald was appointed as a director of the Company and the Bank in 2023 as a result of the merger between the Company and Community Financial. Prior to joining the Company’s Board, Ms. McDonald served as a director of Community Financial and Community Bank of the Chesapeake since 2020. She is a partner at Cherry Bekaert Advisory, LLC a national business advisory firm. She has 28 years of experience providing accounting advisory services and financial transformation support to both private and public companies. Ms. McDonald specializes in a range of services, such as outsourced and project based accounting, SEC reporting, audit and IPO readiness, internal control and process improvement analysis, and due diligence support for mergers and acquisitions. Ms. McDonald has also held various finance roles with a publicly traded company. Ms. McDonald is a member of the American Society of Certified Public Accountants. She serves as the Treasurer on the Board of Trustees of Commonwealth Academy. Ms. McDonald holds a Bachelor of Science from Elon University.
Ms. McDonald’s qualifications to serve on the Board include her extensive audit, public accounting, and executive level experience. Ms. McDonald’s proficiencies provide the Board with a skill set critical to successfully operating the Company and Bank.

MARY TODD PETERSON Age: 69 Director Since: 2023 Committees: Audit (Chair) Compensation Executive
Ms. Peterson was appointed as a director of the Company and the Bank in 2023 as a result of the merger between the Company and Community Financial. Prior to joining the Company’s Board, Ms. Peterson served as a director of Community Financial and Community Bank of the Chesapeake since 2010. She retired in May 2018 as the senior advisor to the Chairman and CEO of ProAssurance Corporation supporting key strategic initiatives. In February 2016, she retired as the President and Chief Executive Officer of Medmarc Insurance Group and as a Director of Medmarc Casualty Insurance Company and its subsidiary Noetic Specialty Insurance Company, both of which are subsidiaries of ProAssurance. Ms. Peterson had been associated with Medmarc since 2001 where she also held the positions of Chief Financial Officer and Chief Operating Officer. From 1993 to 2001, Ms. Peterson was a Partner with Johnson Lambert & Co., a certified public accounting firm. Ms. Peterson also held positions with Acacia Life Insurance Company, Oxford Development Corporation and Ernst & Whinney (now Ernst & Young). Prior to her retirement from Medmarc, Ms. Peterson served as a member of the Property Casualty Insurers Association of America (“PCI”) Board of Governors, Chair of PCI’s Investment Committee and a member of PCI’s Executive and Finance Committees. In September 2020, Ms. Peterson joined the Board of Directors of ProAssurance American Mutual, A Risk Retention Group where she serves on the Executive and Investment Committees. Ms. Peterson is a member of the American Institute of Certified Public Accountants.

Ms. Peterson’s qualifications to serve on the Board include her extensive executive-level experience in a mid-size company setting within the financial services industry combined with extensive experience in public accounting. Ms. Peterson’s financial and operational expertise within the insurance industry, including proficiencies in corporate governance and risk assessment, provide the Board with a skill set critical to successfully operating the Company and Bank.

ESTHER A. STREETE Age: 48 Director Since: 2022 Committees: Audit Executive
Ms. Streete was appointed to serve as a director of both the Company and the Bank on August 1, 2022. Ms. Streete is a Principal at McNamee Hosea, a full-service Maryland business law firm. She has worked at McNamee Hosea since 2005. She is a Certified Public Accountant (CPA) and an attorney who specializes in tax, estate & business planning, business succession planning, estate administration, probate and trust administration. Ms. Streete has affiliations with the Maryland Association of Certified Public Accountants, Maryland State Bar Association, and Anne Arundel County Bar Association. Ms. Streete holds a Bachelor of Science from Frostburg State University, a Juris Doctor from the University of Maryland School of Law and a Master of Laws in Taxation from the University of Baltimore School of Law.
Ms. Streete’s qualifications to serve on our Board include her experience as an attorney, certified public accountant, and her expertise in financial planning, estate and trust administration.

Class II Directors

MICHAEL B. ADAMS Age: 57 Director Since: 2023 Committees: Executive Strategic Initiatives & Technology (Chair)
Mr. Adams was appointed as a director of the Company and the Bank in 2023 as a result of the merger between the Company and Community Financial. Prior to joining the Company’s board, Mr. Adams served as a director of Community Financial and Community Bank of the Chesapeake since 2021. He is the President of JON Properties, LLC., a full service commercial real estate company in Fredericksburg, Virginia. JON Properties has won numerous awards, particularly for its work on Historic Renovation and tax credit projects in the Fredericksburg, Virginia region. Mr. Adams founded JON Properties in 2006. It is located at 900 Princess Anne Street Fredericksburg, VA 22401. Prior to starting JON Properties, Mr. Adams worked at WEB Equipment, Inc., a dealer in rough terrain forklifts. Mr. Adams served as President of WEB Equipment, Inc. from 1995 to 2006. Mr. Adams serves, or has served, on numerous boards of community organizations. These include the Fredericksburg Rotary Club, the Cal Ripken, Sr. Foundation, the Fredericksburg Area Museum, the Central Virginia Housing Coalition, Loisann’s Hope House and the Germanna Community College Education Foundation. Mr. Adams is also a member of the Fredericksburg Builders Association, the National Association of Home Builders, the Fredericksburg Realtors Association and the National Realtors Association. Mr. Adams attended Prince George’s Community College and the University of Maryland where he studied business management. Mr. Adams holds a Class A General Contractors License and is a licensed real estate broker in the state of Virginia.
Mr. Adams’ qualifications to serve on our Board include his management and strategic knowledge through his experience as founder and owner of a local business. His experience as a business owner adds valuable expertise regarding local issues and provides first-hand understanding of the needs of business owners in the environment in which the Bank operates.

JAMES M. BURKE Age: 55 Director Since: 2023
Mr. Burke was appointed President and CEO and director of the Company and the Bank on July 1, 2023 as a result of the merger between the Company and Community Financial. Prior to the merger, Mr. Burke served as the President and CEO and director of Community Financial and Community Bank of the Chesapeake. Mr. Burke has over 30 years of banking experience. He currently serves on the Board of directors of the Federal Home Loan Bank of Atlanta. Mr. Burke is the former Chairman of the Board of Directors of University of Maryland Charles Regional Medical Center, former Chairman of the Board of Directors for St. Mary’s Ryken High School, Trustee for Historic Sotterley and is active in other civic groups. Mr. Burke is a Maryland Bankers School graduate and holds a Bachelor of Arts from High Point University. He is also a graduate of the East Carolina Advanced School of Commercial Lending and attended the Harvard Business School Program on Negotiation.

Mr. Burke’s qualifications to serve on our Board include his extensive experience in the banking industry that affords our Board valuable insight regarding the business and operations of the Bank and the Company. Mr. Burke’s strategic leadership abilities, financial acumen and knowledge of the Company’s and the Bank’s business position him well to serve as President and CEO and as a director.

LOUIS P. JENKINS, JR. Age: 52 Director Since: 2023 Committees: Compensation (Chair) Executive Governance
Mr. Jenkins was appointed as a director of the Company and the Bank in 2023 as a result of the merger between the Company and Community Financial. Prior to joining the Company’s Board, Mr. Jenkins served as a director of Community Financial and Community Bank of the Chesapeake since 2000. He is the principal of Jenkins Law Firm, LLC, located in LaPlata, Maryland. Before entering private practice, Mr. Jenkins served as an Assistant State’s Attorney in Charles County, Maryland from 1997 to 1999. In addition to his private practice, Mr. Jenkins serves as Court Auditor for the Circuit Court for Charles County, Maryland and attorney for the Charles County Board of Elections. From 2017-2019, Mr. Jenkins served as a member of the Board of Directors of the University of Maryland Medical System. Mr. Jenkins has also served as a board member of several other public service organizations including the University of Maryland Charles Regional Medical Center, Southern Maryland Chapter of the American Red Cross, Charles County Chamber of Commerce and the Charles County Bar Association.
Mr. Jenkins’ qualifications to serve on our Board include his experience as an attorney, which provides the Board with substantial knowledge regarding issues facing the Company and the Bank. In addition, Mr. Jenkins brings a critical perspective to the lending and governance function of the Company and the Bank. Mr. Jenkins’ experience in the public sector adds valuable expertise regarding local issues and provides first-hand understanding of the local political and business environment in which the Bank operates.

DAVID S. JONES Age: 64 Director Since: 2021 Committees: Compensation Governance
Mr. Jones joined the Company’s Board on November 1, 2021, as a result of the merger between the Company and Severn Bancorp, Inc. Prior to joining the Company’s Board, Mr. Jones served as a director of Severn Bancorp since 2012 and a director of Severn Savings Bank, FSB, since 2011. Mr. Jones cofounded Southern Drywell, Inc., a septic system contractor in Annapolis and currently serves as the company’s President. Mr. Jones also cofounded Jones of Annapolis, Inc. a demolition and excavation contractor in Annapolis and currently serves as the company’s Secretary and Treasurer.
Mr. Jones qualifications to serve on our Board include his many years of business experience, which is important to the oversight of the Company’s financial reporting, and enterprise and operational risk management.

CLYDE V. KELLY, III Age: 70 Director Since: 2016 Committees: Compensation Executive Governance (Chair)
Mr. Kelly served as a director of CNB since 2005 and subsequently became a director of the Company and the Bank after the merger of CNB and Talbot Bank in 2016. Mr. Kelly has been the President and General Manager of Kelly Distributors, Inc Distributors since 1987, a company that distributes Anheuser-Busch InBev and craft brewery brands in Talbot, Queen Anne’s, Caroline, Dorchester and Kent counties of Maryland.
Mr. Kelly’s qualifications to serve on our Board include his leadership of a large company, familiarity with an important market area in which we compete, and his experience on a bank board.

DAVID W. MOORE Age: 59 Director Since: 2014 Committees: Compensation
Mr. Moore has been a director of the Company since 2014. He previously served as a director of The Felton Bank since 2001 and subsequently became a director of CNB after the merger of The Felton Bank and CNB in 2010. He became a director of the Bank after the merger of Talbot Bank and CNB in 2016. Mr. Moore has served as President and CEO of The Milford Housing Development Corporation (MHDC) since 2004 and President of East Coast Property Management since 2011. He received his associate degree in construction management from Delaware Technical and Community College in 1984 and his Bachelor of Science degree in business management in 1994.
Mr. Moore’s qualifications to serve on our Board include his experience in banking in both Delaware and Maryland as well as his expertise in our key market areas.

AUSTIN J. SLATER, JR. Age: 70 Director Since: 2023
Mr. Slater was appointed as Lead Independent Director and Vice Chair of the Company and the Bank in 2023 as a result of the merger between the Company and Community Financial. Prior to joining the Company’s Board, Mr. Slater served as Chairman of the Board of Directors of Community Financial and Community Bank of the Chesapeake since 2020. Prior to becoming Chair, he served as a director since 2002. He is a retired executive from the electric energy industry. Mr. Slater formerly served on the Board of Directors of the Federal Reserve Bank of Richmond, Baltimore Branch, as Chairman of the Board of the Maryland Chamber of Commerce and Chairman of the Board of Trustees for the College of Southern Maryland. He currently serves on the Board of Governors for the Shepherd University and as Treasurer for the Shepherd University Foundation, as well as numerous other industry and civic organizations. Mr. Slater holds a Master of Business Administration in finance from the George Washington University and a Bachelor of Science in accounting from Shepherd University.
Mr. Slater’s qualifications to serve on our Board include his extensive management level experience in a large company setting outside of the financial services industry. Mr. Slater’s financial acumen and operational experience allow him to understand the complexities of the Company and the Bank. His experience in a regulated industry has exposed Mr. Slater to many of the issues facing companies today, particularly regulated entities, making Mr. Slater a valued component of a well-rounded board.

DAWN M. WILLEY Age: 61 Director Since: 2020 Committees: Audit Board Risk Oversight Strategic Initiatives & Technology
Mrs. Willey joined the Company as a director in December of 2020. Mrs. Willey was the founding CEO of Bridgeforce Inc., a trusted advisor to many of the largest lenders in the world. Mrs. Willey retired in 2013 and served as Board Chairperson through 2019. Mrs. Willey has also served on the Board of Katabat, a financial service SAS cloud computing company until its sale in 2020. Prior to launching an entrepreneurial career in 2000, Mrs. Willey held the position of Executive Vice President with MBNA, later purchased by Bank of America.
Mrs. Willey’s qualifications to serve on our Board include a 16-year career with MBNA, where she was responsible for the oversight and implementation of a variety of operations including: portfolio risk strategies, investment evaluation and development of strategic business technology initiatives for collections, fraud, credit acquisition and portfolio risk management.

CORPORATE GOVERNANCE
Director Independence
Pursuant to Nasdaq Rule 5605(b)(1), a majority of the members of the Board must be “independent directors” as that term is defined by Nasdaq Rule 5605(a)(2). In accordance with Nasdaq Rules, the Board considered transactions and relationships between each director (or any member of his or her immediate family) and between certain entities in which any director (or any member of his or her immediate family) has an interest, on the one hand, and the Company and its subsidiaries and affiliates, on the other hand, including the transactions and relationships with Michael B. Adams, Alan J. Hyatt and Louis P. Jenkins, Jr. disclosed below under the heading “Certain Relationships and Related Transactions.” Our Board has determined that all of our currently serving directors, with the exception of Alan J. Hyatt, our Chairman, and James M. Burke, our President and CEO, are “independent directors” under the Nasdaq Rules, and these independent directors constitute a majority of our Board.
Board Leadership Structure and Executive Sessions
Our Board currently separates the roles of Chairman of the Board and Chief Executive Officer. The foregoing structure is not mandated by any provision of law or our Charter or Bylaws, but the Board believes that this governance structure provides the best balance between the Board’s independent authority to oversee our business and the Chief Executive Officer’s management of our business on a day-to-day basis. Consistent with this determination, Alan J. Hyatt serves as our Chairman of the Board and James M. Burke serves as our President and Chief Executive Officer.
The duties of the Chairman include: (i) acting as a liaison and channel for communication between the independent directors and the Chief Executive Officer; (ii) providing leadership to ensure the Board works cohesively and independently and during times of crisis; (iii) advising the Chief Executive Officer as to the quality, quantity and timeliness of information from executive management to the independent directors; (iv) being available to consult with the Chief Executive Officer and other directors on corporate governance practices and policies; (v) coordinating the assessment of Board committee structure, organization and charters and evaluating the need for change, as well as committee membership; (vi) together with the Chair of the Governance Committee, interviewing all Board candidates and making recommendations concerning such candidates; (vii) coordinating, developing the agenda and leading executive sessions of the independent directors and communicating the results thereof to the Chief Executive Officer; (viii) ensuring appropriate segregation of duties between Board members and management; (ix) suggesting agenda items for Board meetings; and (x) together with the Chair of the Compensation Committee, communicating the Board’s evaluation of the performance of the Chief Executive Officer.
The Board of Directors has also appointed Austin J. Slater, Jr., the Vice Chair of the Board of Directors, to serve as the Company’s lead independent director and provide enhanced independent leadership for the Board. The duties of the lead independent director include: (i) presiding at Board meetings when the Chair is not present; (ii) calling meetings of the independent directors as appropriate; (iii) assisting the Board in complying with corporate governance guidelines and best practices; (iv) contributing to the annual performance reviews of the Chief Executive Officer and Chairman of the Board and participating in Chief Executive Officer succession planning; (v) assisting in the planning and reviewing of Board meeting agendas and meeting schedules; (vii) serving as a liaison between the Chief Executive Officer and independent directors; (viii) attending Board committee meetings on an ex-officio basis; (ix) promoting the efficiency and effective performance of the Board and consulting with the Governance Committee on the Board’s annual self-assessment; (x) providing guidance on the ongoing development of directors; and (xi) leading the director emeritus program.
To further strengthen the oversight of the full Board, the Board’s independent directors hold executive sessions at which only non- management directors are present. The executive sessions are scheduled in connection with regularly scheduled Board meetings. Additional executive sessions may be called by any of the independent directors as often as necessary. During fiscal year 2023, the independent directors met eleven times in executive session without the presence of management.
For these reasons, the Board believes that our corporate governance structure is in the best interests of the Company and our shareholders at this time. The Board retains authority to modify this structure as it deems appropriate.
Board and Committee Oversight of Risk
The Board is actively involved in overseeing our risk management through the work of its various committees and through the work of the boards of directors and committees of our subsidiaries, a number of which have Company directors as members. Each committee of the Board is responsible for evaluating certain risks and overseeing the management of such risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees the process by which senior management and the relevant departments assess and manage our exposure to, and management of, financial and operational risks. The Governance Committee manages risks by setting criteria for nomination of director candidates, nominating qualified candidates, and establishing and periodically reviewing our governance policies. The Strategic Initiatives & Technology Committee is responsible for overseeing the management of risks associated with major projects related to strategic initiatives and key technology platforms. The Board Risk Oversight Committee reviews management’s assessment of the Company’s core risks and alignment of its enterprise-wide risk profile with the Company’s strategic plan, goals, and objectives. In addition to our committees’ work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed. The Board regularly receives reports and other information on areas of material risk to the Company including compliance, credit, cybersecurity, financial, liquidity, market/interest rate, operational, reputational, strategic, and technology risks. Those reports enable the Board to understand the risk identification, risk management and risk mitigation strategies, which are then employed by management and the enterprise risk management function. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.
Business Conduct and Code of Ethics
We have adopted a Code of Ethics, as amended, that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. The Code of Ethics provides fundamental ethical principles to which these individuals are expected to adhere. The Code of Ethics operates as a tool to help directors, officers, and employees understand and adhere to the high ethical standards required for employment by, or association with, the Company.
The Code of Ethics is available on our corporate website at www.shorebancshares.com under the “Governance Documents” link. Shareholders can also obtain a written copy of the Code of Ethics, free of charge, upon request to: Andrea E. Colender, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or (410) 763-7800. Any future changes or amendments to the Code of Ethics and any waiver that applies to one of our senior financial officers or a member of the Board will be posted to our website.
Shareholder Communications and Annual Meeting Attendance
Shareholders may communicate with our Board by contacting Andrea E. Colender, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or (410) 763-7800. All communications will be forwarded directly to the Chairman of the Board for consideration.
The Board members are not required to attend our annual meetings of shareholders. However, all directors are encouraged to attend every annual meeting of shareholders as we believe that the annual meeting is an opportunity for shareholders to communicate directly with directors. If you would like an opportunity to discuss issues directly with the members of the Board, please consider attending this year’s Annual Meeting. At the 2023 annual meeting of shareholders, 12 directors (who were serving as such) were in attendance.
The Company and its subsidiaries have adopted policies and procedures to ensure compliance with the foregoing requirements.

COMMITTEES OF THE BOARD OF DIRECTORS
Executive Committee
Our Executive Committee consists of Alan J. Hyatt, (Chair), Michael B. Adams, R. Michael Clemmer, Jr., William E. Esham, III, Louis P. Jenkins, Jr., Clyde V. Kelly, III, Mary Todd Peterson, and Esther A. Streete. The Executive Committee has the authority to exercise the powers of our Board in the management of the business and affairs of the Company, subject to any restrictions imposed by law and to subsequent revision or alteration of any such action by the Board.
Audit Committee
The current members of the Audit Committee are Mary Todd Peterson (Chair), James A. Judge, Rebecca M. McDonald, Esther A. Streete, Konrad M. Wayson and Dawn M. Willey. Our Board has determined that each current member of the Audit Committee is “independent” and financially literate as required in the Audit Committee charter and as required by the rules and regulations promulgated by the SEC and Nasdaq. Our Audit Committee has adopted a charter, which is posted on our website at www.shorebancshares.com under the “Governance Documents” link.
The principal functions of the Audit Committee are to review the financial information to be provided to our shareholders and others, our financial reporting process, our system of internal controls, our independent auditors’ independence, our audit process and the process for monitoring compliance with laws and regulations. Under our Audit Committee charter, the Audit Committee is solely responsible for hiring and firing the independent auditors and approving their fees and engagement terms; resolving any disagreement between the independent auditors and our management; and pre-approving all audit and non-audit services performed by the independent auditors, subject to a de minimis exception.
Our Board has determined that James A. Judge qualifies as an audit committee financial expert within the meaning of applicable SEC rules because he has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, and experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control and procedures for financial reporting; and (v) an understanding of audit committee functions. Mr. Judge has acquired these attributes by means of having held various positions that provided relevant experience, as described in his biography above.
Compensation Committee
The members of the Compensation Committee, all of whom are independent directors as that term is defined in the Nasdaq Rules, are Louis P. Jenkins, Jr. (Chair), William E. Esham, III, David S. Jones, Clyde V. Kelly, III, John A. Lamon, III, David W. Moore and Mary Todd Peterson. The Compensation Committee has adopted a charter, which is posted on our corporate website at www.shorebancshares.com under the “Governance Documents” link.
The Compensation Committee is generally responsible for overseeing and, as appropriate, determining our director and executive officer compensation, recommending executive promotions to the full Board, providing assistance and recommendations with respect to our compensation policies and practices, and assisting with the administration of our compensation plans. The Compensation Committee determines executive compensation pursuant to the principles discussed in the section below entitled “Compensation Discussion and Analysis” and determines director compensation by periodically reviewing the compensation practices of peer group institutions.
Pursuant to its charter, the Compensation Committee may retain or obtain the advice of a compensation consultant, legal counsel or other advisers as it deems necessary and appropriate to carry out its duties and, in connection with such retention of consultants, the Compensation Committee will consider the independence factors as required by the applicable rules of Nasdaq and the SEC. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisers retained by them. During fiscal year 2023, the Legacy Committee (as defined below) engaged Hunt Financial Group to perform an executive compensation market review for purposes of making 2023 compensation decisions.
Governance Committee
The members of the Governance Committee, all of whom are independent directors as that term is defined in the Nasdaq Rules, are Clyde V. Kelly, III (Chair), Louis P. Jenkins, Jr., David S. Jones, John A. Lamon, III, Frank E. Mason III and Joseph V. Stone, Jr. The

Governance Committee has adopted a charter, which is posted on our corporate website at www.shorebancshares.com under the “Governance Documents” link.
The Governance Committee is responsible for overseeing and, as appropriate, determining or making recommendations to the Board regarding membership and constitution of the Board and its role in overseeing our affairs. The Governance Committee manages the process for evaluating the performance of the Board and for nominating candidates (including current Board members) for election by our shareholders after considering the appropriate skills and characteristics required for the Board, the current makeup of the Board, the results of the evaluations and the willingness of the Board members to be re-nominated.
Board Risk Oversight Committee
The members of the Board Risk Oversight Committee are R. Michael Clemmer, Jr. (Chair), James A. Judge, Frank E. Mason, III, Rebecca M. McDonald, E. Lawrence Sanders, III, Konrad M. Wayson and Dawn M. Willey. The Board Risk Oversight Committee has adopted a charter, which is posted on our corporate website at www.shorebancshares.com under the “Governance Documents” link.
The Board Risk Oversight Committee assists the Board in its oversight responsibilities by focusing specifically on the Company’s enterprise risk management activities including the significant policies, procedures and practices employed to manage capital adequacy, earnings, market risk, credit risk, liquidity, compliance, regulatory, legal, reputation, and strategic operational risk and by providing recommendations to the Board and management on strategic guidance with respect to the assumption, management and mitigation of risk.
Strategic Initiatives & Technology Committee
The members of the Strategic Initiatives & Technology Committee are Michael B. Adams (Chair), Frank E. Mason, III, Rebecca M. McDonald, and Dawn M. Willey.
The Strategic Initiatives & Technology Committee’s overall objective is to provide oversight and strategic guidance to management related to the Company’s planning and execution of key organizational initiatives and strategic projects, technology, physical/structural assets, products, acquisitions, and key market actions. The Committee reviews and provides recommendations to the Board with respect to polices, processes and systems that management uses to manage projects, new products, facilities and technology.
Board and Committee Meetings and Attendance
Our Board held 11 meetings during fiscal year 2023. All directors of the Company attended at least 75% of the aggregate number of meetings of the Board and committees on which such directors served during their tenure as a director in fiscal year 2023.
Governance and Risk Management
We are committed to achieving excellence in our governance and risk management practices to support the Company’s long-term success. The Company’s Code of Ethics and Whistleblower Procedure ensure that our directors, officers, and employees are apprised of the requirements for maintaining compliance with all applicable rules and regulations. Our corporate governance policies and practices also include evaluations of the Board and its committees, which are responsible for broad oversight of Company and Bank operations.

Our internal risk management teams oversee compliance with applicable laws and regulations and coordinate with subject matter experts throughout the business to identify, monitor, and mitigate risk including information security risk management and cyber defense programs. These teams maintain rigorous testing programs and regularly provide updates to the Board and the Board Risk Oversight Committee, which periodically evaluates, and makes recommendations to the Board in regards to the Company’s risk policies and procedures. The Company has a robust Information Security program that incorporates multiple layers of physical, logical, and written controls. We leverage the latest encryption configurations and technologies on our systems, devices, and third-party connections and further vet third-party vendors’ encryption, as required, through the organization’s vendor management process.
ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”) MATTERS
Sustainability
The Company is committed to operating in a sustainable manner and has undertaken initiatives designed to reduce our impact on the environment and to promote environmentally friendly projects and practices. With a view to increasing efficiency and reducing waste, we are continuing to digitize manual back office and banking center functions. Over the past several years, we migrated our technology infrastructure to a cloud environment, which reduced our energy usage. Many of the Bank’s locations have been converted to energy efficient systems and finishes to minimize the carbon footprint, and any new buildings or locations will be constructed in this manner. We continue to embrace the use of digitized records and e-signing technology resulting in a reduction of paper waste.

We believe that a focus on environmental sustainability, with the objective of reducing costs and improving sustainability of our operations, will provide a strategic benefit to the Company. Furthermore, the Company recognizes that climate change is a growing risk for our planet, and we are committed to doing our part to mitigate this risk by placing increased focus and emphasis on environmental consciousness.

Human Capital
Our Mission and Culture

The Bank is built around the character of our people and our communities. We are dedicated to our clients, our employees, our communities, and our shareholders – our mission is your success. The Bank’s corporate culture is defined by core values which include integrity, family, performance, dedication and empowerment. We value our employees by investing in competitive compensation and benefit packages and fostering a team environment centered on professional service and open communication. Attracting, retaining and developing qualified, engaged employees who embody these values are crucial to the success of the Bank and Company. We believe that relations with our employees are good.

Employee Demographics

As of December 31, 2023, the Bank employed 630 individuals, of which 610 were employed on a full-time basis (620 full time equivalent employees). The Bank’s employees were not represented by a collective bargaining agreement.

The Company has no employees and reimburses the Bank for estimated expenses, including an allocation of salaries and benefits.

Diversity and Inclusion

We are committed to building a diverse workforce and an inclusive work environment which are supported by our culture and values. We strive to attract and retain employees with diverse characteristics, backgrounds and perspectives, which inspires our team to achieve more creative and innovative solutions for our customers. With a commitment to equality, inclusion and workplace diversity, we focus on understanding, accepting, and valuing the differences between people. Our commitment to equal employment opportunities is demonstrated through an affirmative action plan which includes annual compensation analyses, ongoing reviews of our selection and hiring practices and an annual review of our plan to ensure we build and maintain a diverse workforce.

Compensation and Benefits

The Bank’s compensation and benefits package is designed to attract and retain a talented workforce. In addition to salaries, benefits include a 401(k) plan with an employer matching contribution, an employee stock purchase plan, medical insurance benefits, paid short-term and long-term disability and life insurance, flexible spending accounts, and tuition assistance.

Employee Health, Safety and Wellness

We are committed to supporting the safety, health and wellness of our employees. We provide paid time off (including parental and adoption leave), an employee assistance program and wellness benefits which include mental health support, coaching and other resources for employees and their immediate family members. We have adopted a flexible approach to remote work which designates roles as remote, on-site or hybrid (a combination of on-site and remote work) based on specific job responsibilities and requirements.

Professional Development

The Bank invests in the growth of its employees by providing access to professional development and continuing education courses and seminars that are relevant to the banking industry and their job function within the Company. We offer our employees the opportunity to participate in various professional and leadership development programs. On-demand training opportunities include a variety of industry, technical, professional, business development, leadership and regulatory topics.
Social Impact
We are a community bank committed to investing in the financial health and well-being of our neighbors, and we believe that the success of our communities is a shared responsibility. In 2023, the Bank supported over 517 community organizations and donated over $761,652 and countless volunteer hours. Shore United Bank’s 2023 Community Impact Report, which is not incorporated into this Proxy Statement by reference, is available at https://www.shoreunitedbank.com/assets/files/x57kcWuh.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Overview
Our directors who are not also our employees or employees of our subsidiaries, referred to as “non-employee directors,” receive an annual retainer for their service on the Boards of both the Bank and Company. Non-employee directors are permitted to elect to receive their quarterly installments of the annual retainer in either cash or stock pursuant to the Shore Bancshares, Inc. 2016 Stock and Incentive Compensation Plan (the “2016 Equity Plan”). These compensatory arrangements are discussed in detail below.
The following table provides information about the compensation paid to or earned by our non-employee directors during fiscal year 2023. Information regarding compensation paid to or earned by directors who are also Named Executive Officers (“NEO”) is presented in the Summary Compensation Table that appears below in the section entitled “Compensation Discussion and Analysis.”
Director Compensation Table

Name	Fees earned or paid in cash ($)(1)	Fees earned or paid in restricted stock ($)(2)	Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael B. Adams(5)	20,008	26,992	-	739	47,739
Blenda Armistead(9)	14,625	11,254	-	525	26,404
R. Michael Clemmer, Jr.	40,013	26,987	-	1,838	68,838
William E. Esham, III	37,513	26,987	-	-	64,500
Alan J. Hyatt(6)	50,013	26,987	-	150,741 (7)	227,741
Louis P. Jenkins, Jr.(5)	20,008	26,992	-	510	47,510
David S. Jones	35,013	26,987	-	1,701	63,701
James A. Judge	37,513	26,987	-	741	65,241
Clyde V. Kelly, III	40,013	26,987	-	741	67,741
John A. Lamon	35,013	26,987	-	741	62,741
Rebecca M. McDonald(5)	17,508	26,992	-	510	45,010
David W. Moore	37,513	26,987	-	-	64,500
Mary Todd Peterson(5)	20,008	26,992	-	510	47,510
E. Lawrence Sanders, III(5)	17,508	26,992	6,637	510	51,647
Austin J. Slater, Jr.(5)	17,508	26,992	-	759	45,259
Joseph V. Stone, Jr.(5)	17,508	26,992	29,269	510	74,279
Esther A. Streete	37,513	26,987	-	139	64,639
Jeffrey E. Thompson(8)	20,013	13,494	-	556	34,063
Konrad M. Wayson	35,013	26,987	-	1,701	63,701
Dawn M. Willey	35,013	26,987	-	1,701	63,701
(1)    Includes fees for which the director has elected to receive shares of our Common Stock in lieu of cash. The number of shares of stock received by each director in lieu of cash during 2023 was as follows: Mr. Mason 2,287 shares for $40,000; Mr. Clemmer 2,287 shares for $40,000; Ms. Willey 2,001 shares for $35,000; Mr. Wayson 2,001 shares for $35,000; Mr. Jones 2,001 shares for $35,000; and Mr. Adams 1,901 for $20,000.
(2)    Includes amounts earned for serving on the Board of the Company paid in the form of restricted stock. The amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, “Accounting for Stock Compensation” (“ASC 718”). See Note 14 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 regarding assumptions underlying valuation of equity awards.
(3)    Represents the portion of non-qualified deferred compensation earnings that was above the Internal Revenue Service long-term rate. Under the plan, interest is credited at a rate equal to the Company’s annualized return on equity or based on the gains or losses on the deemed investments.
(4)     Represents dividends paid on unvested restricted stock.
(5)    Messrs. Adams, Jenkins, Sanders, Slater, Stone, and Ms. McDonald and Ms. Peterson joined the Board effective July 1, 2023 upon completion of the Company’s merger with Community Financial.
(6)    The position of Chairman of the Board is paid a higher annual retainer than the remaining directors.
(7)    Represents compensation of $150,000 for consulting services performed by Mr. Hyatt pursuant to the terms of a consulting agreement between Mr. Hyatt and the Bank and $741 in dividends paid on unvested restricted stock.
(8)    Mr. Thompson resigned from the Board of Directors of Company effective July 1, 2023 upon the closing of the Company’s acquisition of Community Financial.
(9)    Ms. Armistead’s service on the Board of Directors concluded with the expiration of her term as a director on May 23, 2023.

Company Director Compensation
In 2023, our non-employee directors received an annual retainer of $35,000, paid quarterly. In addition, the Chairman of the Board receives an additional annual retainer fee of $15,000 and the Chairs for each of the remaining committees of the Board receive an additional annual retainer fee of $5,000. Directors have the option to receive their retainers in the form of cash or restricted stock issued pursuant to the 2016 Equity Plan. Retainers paid in stock have a one-year vesting period. Directors also received an equity retainer valued at $27,000 in 2023.
EXECUTIVE OFFICERS WHO ARE NOT SERVING AS DIRECTORS
Below is information regarding each of our current executive officers who are not directors of the Company, including their title, age and brief biography describing each executive officer’s business experience. Ages presented are as of December 31, 2023.

Name	Age	Position
Todd L. Capitani	57	Executive Vice President and Chief Financial Officer
Andrea E. Colender	60	Executive Vice President, Chief Legal Officer and Corporate Secretary
B. Scot Ebron	55	Executive Vice President and Chief Banking Officer
Christy Lombardi	47	Executive Vice President and Chief Human Resources Officer
Lacey A. Pierce	38	Executive Vice President and Chief Administrative Officer
Charles E. Ruch, Jr.	64	Executive Vice President and Chief Credit Officer
Donna J. Stevens	61	Executive Vice President and Chief Operating Officer
Talal Tay	46	Executive Vice President and Chief Risk Officer
Todd Capitani was appointed Executive Vice President and Chief Financial Officer of the Company and Bank in July 2023, upon the completion of the merger of the Company and Community Financial. Prior to joining the Company, Mr. Capitani served as Executive Vice President and Chief Financial Officer of Community Financial and Community Bank of the Chesapeake from 2009 to 2023. Prior to that, Mr. Capitani served as a Senior Finance Manager at Deloitte Consulting and as Chief Financial Officer at Ruesch International, Inc. He has over 30 years of experience in corporate finance, controllership and external audit. Mr. Capitani is involved with several local charities, religious and community organizations. Mr. Capitani is a member of the American Institute of Certified Public Accountants and other civic groups. He serves as the Treasurer on the Board of Directors for Annmarie Sculpture Garden & Arts Center. Mr. Capitani is a Certified Public Accountant and holds a Bachelor of Arts from the University of California at Santa Barbara. He also attended the Harvard Business School Program on Negotiation and the Yale School of Management Strategic Leadership Conference.
Andrea E. Colender was appointed Executive Vice President, Chief Legal Officer, and Secretary of the Company on November 1, 2021, upon the completion of the merger of the Company and Severn. Prior to joining the Company, Ms. Colender served as General Counsel to Severn and Severn Bank beginning in March 2009. She was later appointed to act as Corporate Secretary. She has served on the Board of Mid- Maryland Title, Inc., a wholly owned subsidiary of the Company, since September 2017. She also founded and serves as Chair of the Company’s Advisory Board, which is comprised of all women, to help promote the financial success of women in business. Ms. Colender graduated from the University of Maryland School of Law with honors in 1988. She received her Bachelor of Arts from New College, University of South Florida, in 1985. Professional affiliations include the Maryland State Bar Association, Maryland Banker’s Association, Anne Arundel Bar Association, and Executive Alliance.
B. Scot Ebron was appointed Executive Vice President and Chief Banking Officer of the Company and Bank in July 2023, upon the completion of the merger of the Company and Community Financial. Prior to joining the Company, Mr. Ebron served as the Executive Vice President and Chief Banking Officer of Community Financial and Community Bank of the Chesapeake. Mr. Ebron oversees the Bank’s business development efforts, as well as the Bank’s wealth management division, cannabis banking and residential mortgage teams. Mr. Ebron has worked in banking for over 30 years. He serves on the Board of Gwyneth’s Gift Foundation and also on the College of Southern Maryland’s Business Advisory Council. He holds a bachelor’s degree in economics from the University of North Carolina.
Christy Lombardi was appointed Executive Vice President and Chief Human Resources Officer of the Company and Bank in July 2023, upon the completion of the merger of the Company and Community Financial. Prior to joining the Company, Ms. Lombardi served as Executive Vice President, Chief Operating Officer of Community Financial and Community Bank of the Chesapeake and was responsible for overseeing operations, human resources, information technology and shareholder relations. Ms. Lombardi has 25 years of banking experience. She serves on the Board of Trustees of the College of Southern Maryland, the Maryland Bankers

Association Board of Directors, the Tri-County Council for Southern Maryland Board, and on the Southern Maryland Workforce Development Board. Ms. Lombardi served on the Board of Directors of the Calvert County Chamber of Commerce from 2012-2018. She completed the ABA Stonier Graduate School of Banking program, is a Maryland Bankers School graduate and holds a Masters in Management from University of Maryland University College as well as a Master of Business Administration.
Lacey A. Pierce was appointed Executive Vice President and Chief Administrative Officer of the Company and the Bank upon the completion of the Company’s merger with Community Financial. Prior to joining the Company and the Bank, Ms. Pierce served as Executive Vice President and Chief Administrative Officer of Community Financial and Community Bank of the Chesapeake and was responsible for corporate administration matters and overseeing lending administration, marketing, facilities and community shareholder relations. She has more than 10 years banking experience. Ms. Pierce serves on the Board of Directors of The Arc of Southern Maryland and Farming 4 Hunger. She is a Maryland Banking School graduate and holds a bachelor’s degree from Towson University. Ms. Pierce completed the ABA Stonier Graduate School of Banking program.
Charles E. Ruch, Jr. was appointed as Executive Vice President and Chief Credit Officer of the Company (formerly CNB) in 2016. Prior to that, Mr. Ruch served as the Chief Credit Officer of CNB since 2006. Mr. Ruch’s banking career began in 1977 and he held various retail positions from teller to core manager through the 1980s with Equitable Bank. He joined AB&T as a commercial lender in 1987 and was AB&T’s Senior Commercial Lender for 10 years. He graduated from the University of Maryland in 1983.
Donna J. Stevens was appointed Executive Vice President and Chief Operating Officer of the Company in July 2015 and Shore United Bank in July 2016. Her banking career began in 1980 and she has been employed by the Company in various officer capacities since 1997, including Chief Operations Officer; Senior Vice President, Senior Operations and Compliance Officer and Corporate Secretary for CNB the Company’s wholly-owned commercial bank subsidiary from February 2010 to June 2013. Management responsibilities have included retail branch banking, loan operations and documentation, credit administration, bank operations and compliance. Professional affiliations include Maryland Banker’s Association Regulatory Affairs Committee and Mid-Atlantic Regional Compliance Group. Ms. Stevens holds an associate degree in business management. She is a Maryland Banking School graduate and completed the ABA Stonier Graduate School of Banking program.
Talal Tay was appointed Executive Vice President and Chief Risk Officer of the Company and Bank in July 2023, upon the completion of the merger of the Company and Community Financial. Prior to joining the Company, Mr. Tay served as Executive Vice President, Chief Risk Officer of Community Financial and Community Bank of the Chesapeake and was responsible for enterprise risk management, credit administration, loan review as well as compliance and BSA. He has extensive experience working in the audit and risk areas of financial services. Mr. Tay holds a bachelor’s degree in business marketing from Florida State University and accounting studies from the University of Texas at San Antonio. He holds a Certified Anti-Money Laundering Specialist designation.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each person or group known by us to own beneficially more than five (5%) of the outstanding shares of Common Stock; (ii) each of our directors and named executive officers; and (iii) all of our directors and executive officers as a group; and includes all shares of Common Stock that may be acquired within 60 days of the Record Date. The address of each of the persons named below is the address of the Company except as otherwise indicated.

Name of Beneficial Owners	Number of Shares Beneficially Owned(1)(2)(3)	Percent of Shares of Common Stock Outstanding(4)
Directors:
Michael B. Adams	38,796	*
James M. Burke	69,933(5)	*
R. Michael Clemmer, Jr.	25,472(6)	*
William E. Esham, III	7,881	*
Alan J. Hyatt	1,766,435(7)	5.32%
Louis P. Jenkins, Jr.	54,751	*
David S. Jones	66,250(8)	*
James A. Judge	17,403(9)	*
Clyde V. Kelly, III	18,888	*
John A. Lamon, III	57,732	*
Frank E. Mason, III	38,987	*
Rebecca M. McDonald	91,683(10)	*
David W. Moore	7,846(11)	*
Mary Todd Peterson	23,661(12)	*
E. Lawrence Sanders, III	77,677(13)	*
Austin J. Slater, Jr.	65,130	*
Joseph V. Stone, Jr.	84,048(14)	*
Esther A. Streete	627	*
Konrad M. Wayson	66,044(15)	*
Dawn M. Willey	40,863	*
Named Executive Officers Who are Not Also Directors
Donna J. Stevens	16,079(16)	*
Christy Lombardi	37,923(5)	*
All Directors, Executive Officers and Nominees as a Group (28 persons)	2,846,178(17)	8.57%
5% Owner(s):
Fourthstone LLC Fourthstone Master Opportunity Fund Ltd Fourthstone GP LLC Fourthstone QP Opportunity Fund LP 13476 Clayton Road St Louis, MO 63131	3,289,744 (18)	9.91%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	3,008,321(19)	9.05%
*Less than 1% of the shares outstanding
(1)    Includes shares of unvested restricted stock, with respect to which the individual has voting but no investment power as follows: Mr. Adams – 4,028 shares; Mr. Burke - 293 shares; Mr. Jenkins – 2,127 shares; Ms. McDonald - 2,127 shares; Ms. Peterson – 2,127 shares; Mr. Sanders – 2,127 shares; Mr. Slater – 2,616 shares; Mr. Stone - 2,127 shares; Mr. Wayson – 2,663 shares; Ms. Willey 2,663 shares.

(2)As to shares reported herein, except as otherwise noted, each person effectively exercises sole voting or dispositive power, or shares voting or dispositive power with spouse.
(3)Includes shares purchased under the Shore Bancshares, Inc. 2021 Employee Stock Purchase Plan (“ESPP”) with respect to which the individual has sole voting and investment power as follows: Scot Ebron – 265 shares; Talal Tay – 424 shares; Donna Stevens – 1,187 shares; Andrea Colender – 1,558 shares; Lacey Pierce – 686 shares of which 343 shares are held by the ESPP of Ms. Pierce’s spouse.
(4)Based upon 33,210,522 shares of Company Common Stock outstanding as of April 2, 2024.
(5)The ESOP was terminated in connection with the Company’s merger with Community Financial and Mr. Burke and Ms. Lombardi have not received a distribution from the ESOP as of April 2, 2024. Mr. Burke holds 5,708 shares and Ms. Lombardi holds 6,555 shares with respect to which the individuals have voting but not investment power over the shares.
(6)Includes 350 shares held by Mr. Clemmer’s wife jointly with children.
(7)Includes 7,603 shares held by a company of which Mr. Hyatt is a general partner; includes 688,080 shares held by Trusts for which Mr. Hyatt is co-trustee; includes 5,929 shares beneficially owned by Mr. Hyatt’s wife.
(8)Includes 37,192 shares owned by Southern Drywell, Inc., of which Mr. Jones has a 50% interest as a co-owner; 9,279 shares owned by Jones of Annapolis, Inc., of which Mr. Jones has a 22 1/2 % interest as a co-owner; and 10,315 shares owned by Sonne Capital, of which Mr. Jones has a 16.67% interest as a co-owner.
(9)Includes 5,740 shares beneficially owned by Mr. Judge’s wife.
(10)Includes 2,619 shares beneficially owned by Ms. McDonald’s daughter and includes 32,602 shares held in two trusts which Ms. McDonald serves as trustee.
(11)Includes 96 shares held jointly with Mr. Moore’s mother and 875 shares beneficially owned by Mr. Moore’s wife.
(12)Includes 19,103 shares held in a trust account.
(13)Includes 5,558 shares beneficially owned by the individual retirement account of Mr. Sanders’s wife.
(14)Includes 47,174 shares held in a trust account and 4,657 shares beneficially owned by the individual retirement account of Mr. Stone’s wife.
(15)Includes 50,266 shares held in two trusts for which Mr. Wayson serves as trustee.
(16)Includes 60 shares held by Ms. Stevens jointly with children.
(17)Includes shares beneficially owned as follows: Andrea E. Colender – 26,511 shares; Todd L. Capitani – 34,597 shares; B. Scot Ebron – 52,622 shares; Lacey A. Pierce – 46,253 shares; Charles E. Ruch, Jr. – 3,032 shares; and Talal Tay – 9,054 shares. Of those shares beneficially owned, some are held in the ESOP which the individuals have voting but not investment power over the shares as follows: Mr. Capitani holds 5,033 shares, Mr. Ebron holds 819 shares, Mr. Tay holds 1,004 shares, and Ms. Pierce holds 8,882 shares of which 4,919 are held by the ESOP of Ms. Pierce’s spouse. All individuals are executive officers of the Company and Bank.
(18)Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2024.
(19)Based on information contained in a Schedule 13G/A filed with the SEC on January 24, 2024.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
We are pleased to provide our shareholders with an overview of the compensation programs, process, and specific compensation decisions for the following executive officers (our “named executive officers” or “NEOs”):

Named Executive Officer	Title
James M. Burke	President and Chief Executive Officer(1)
Donna J. Stevens	Executive Vice President and Chief Operating Officer
Christy Lombardi	Executive Vice President and Chief Human Resources Officer(1)
Lloyd L. Beatty, Jr.	Former President and Chief Executive Officer(2)
Vance Adkins	Former Chief Financial Officer (3)
(1)In connection with the merger of the Company and The Community Financial Corporation, James M. Burke, the former President and Chief Executive Officer of The Community Financial Corporation was appointed as President and Chief Executive Officer of the Company and the Bank and Christy Lombardi, former Chief Operating Officer of The Community Financial Corporation was appointed as the Chief Human Resources Officer of the Company and the Bank.
(2)Mr. Beatty resigned his position as president and chief executive officer in connection with the merger of the Company and The Community Financial Corporation effective July 1, 2023 (“Merger Effective Date”).
(3)Mr. Adkins terminated his employment effective as of the Merger Effective Date.
Overview
This Compensation Discussion and Analysis provides our shareholders with important information regarding the material components of our executive compensation program, including the following:
•A summary of key business results and compensation decisions in 2023;
•A discussion of our 2023 say-on-pay advisory vote;
•An overview of our compensation philosophy;
•A discussion of the governance practices for our executive compensation decisions;
•A review of the process by which NEO compensation decisions are made and the parties involved;
•A description of each element of our NEO compensation program and its purpose;
•A discussion of the Compensation Committee’s 2023 incentive compensation decisions and the key factors that influenced those decisions; and
•An overview of other factors that affect our executive compensation program, including clawbacks and tax considerations.
Impact of Merger on Our Compensation Committee
Prior to the Merger Effective Date, our Compensation Committee consisted of the following directors: David W. Moore (Chair), Clyde V. Kelly, III, John A. Lamon, David S. Jones and Jeffrey E. Thompson (referred to herein as the “Legacy Committee”). As of the Merger Effective Date, Mr. Thompson resigned from the Board and as a member of the Compensation Committee and the following directors joined the Compensation Committee: Louis P. Jenkins, Jr. (Chair), William E. Esham, III and Mary Todd Peterson (referred to herein as the “Compensation Committee”).

EXECUTIVE SUMMARY
Key Business and Financial Highlights
•Merger - The Company merged with Community Financial and its wholly owned subsidiary Community Bank of the Chesapeake on July 1, 2023. The Company recorded the assets and liabilities of Community Financial at their respective fair values as of July 1, 2023. The transaction was valued at approximately $153.6 million and expanded the Bank’s footprint into the Southern Maryland Counties of Charles, St. Mary’s and Calvert and the greater Fredericksburg area in Virginia, which includes, Stafford and Spotsylvania Counties. At the time of the acquisition, Community Financial added $2.4 billion in assets, $454.5 million in investments, $1.8 billion in loans, $2.0 billion in deposits, $150.6 million in brokered deposits, $69.0 million in FHLB advances and $32.0 million in subordinated debt and trust preferred debentures. The excess of the fair value of Community Financial’s net assets acquired over the merger consideration resulted in a $8.8 million bargain purchase gain.
•Net Income - The Company recorded net income of $11.2 million for 2023 and net income of $31.2 million for 2022. The basic and diluted income per share was $0.42 and $1.57 for fiscal year 2023 and 2022, respectively. When comparing net income for 2023 to 2022, earnings decreased primarily due to merger-related expenses and increased provision for credit losses due to the merger and the implementation of CECL.
•Deposit Growth - Total deposits increased $2.4 billion, or 79.0%, to $5.4 billion at December 31, 2023 when compared to December 31, 2022. The increase in total deposits when compared to December 31, 2022 was primarily due to the merger. Increases within deposits during the year consisted of increases in time deposits of $760.3 million, demand deposits of $471.4 million, money market and savings of $748.6 million and noninterest-bearing deposits of $396.0 million.
•Stable Funding and Liquidity - Total funding, which includes customer deposits, Federal Home Loan Bank (“FHLB”) advances, and brokered deposits were $5.4 billion at December 31, 2023. The Bank had no FHLB advances at December 31, 2023 and reduced brokered deposits $67.0 million during the fourth quarter of 2023 to $44.5 million or 0.8% of total deposits. The Bank's uninsured deposits at December 31, 2023 were $1.05 billion or 19.49% of total deposits. The Bank's uninsured deposits, excluding deposits secured with pledged collateral, at December 31, 2023 were $893.5 million or 16.59% of total deposits.
    At December 31, 2023, the Bank had approximately $1.4 billion of available liquidity including: $372.4 million in cash, $1.0 billion in secured borrowing capacity at the FHLB and other correspondent banks, and $45.0 million in unsecured lines of credit. At December 31, 2023, available liquidity of approximately $1.4 billion was 159% of uninsured deposits, excluding deposits secured with pledged collateral of $893.5 million.
•Solid Asset Quality - Non-accrual loans, OREO and loan modifications to borrowers' experiencing financial difficulties ("BEFDs") were $13.3 million or 0.22% of total assets at December 31, 2023 compared to $6.5 million or 0.18% of total assets at December 31, 2022.

Key Compensation Developments for 2023

Compensation Element	Committee Determination	Background
Base Salary	All base salaries adjusted based on peer data.	In December 2022, the Legacy Committee determined that 2023 base salaries for Messrs. Beatty and Adkins and Ms. Stevens should be increased by 5.00%, 3.85% and 4.55%, respectively. As of the Merger Effective Date, Mr. Burke and Ms. Lombardi continued to receive the same base salaries they received while employed at Community Financial – no changes were made in connection with the merger.
Short-Term Incentives	Discretionary Bonuses were awarded to Mr. Burke, Ms. Stevens and Ms. Lombardi.
The Legacy Committee did not establish formal performance metrics for the Company’s short-term incentive plan in 2023 in light of the merger between the Company and Community Financial. Rather, the Compensation Committee reviewed the Company’s overall financial performance at the end of the year and the individual performance of the NEOs and awarded discretionary bonuses to the NEOs. The Compensation Committee worked with Aon, the Company’s independent compensation consultant, during the first quarter of 2024 to establish a formal short-term incentive program for 2024 with robust performance metrics and incentive opportunities for the NEOs.

Retention Agreements	The Legacy Committee approved Retention Agreements for Mr. Burke, Ms. Lombardi and Ms. Stevens.	In accordance with the terms of the merger agreement, the Company entered into retention agreements with the active NEOs which provided each active NEO with a RSU grant that vests ratably over a two year period. Further, each active NEO waived “good reason” for terminating employment under their existing employment agreements that arose from changes in their responsibilities or duties as a result of the merger.
Assumption and Amendment of Employment Agreements	The Legacy Committee approved the assumption of the employment agreements by and between each of Mr. Burke and Ms. Lombardi and Community Financial as of the Merger Effective Date.	In accordance with the terms of the merger agreement, the Company assumed all of the rights and obligations under the employment agreements between each of Mr. Burke and Ms. Lombardi and Community Financial. The assumed agreements expire on the second anniversary of the Merger Effective Date at which time Mr. Burke and Ms. Lombardi will each enter into a change of control agreement with the Company.
Consulting Agreement	The Legacy Committee approved consulting agreement with former President and CEO post-merger.	In accordance with the terms of the merger agreement, the Company entered into a six-month consulting agreement with Mr. Beatty.
Say-on-Pay Advisory Vote	88.36% voted in support of our legacy executive compensation program.	Company continued to receive support of its executive compensation program pre-merger.
Benchmarking	The Legacy Committee made no changes to the peer group. Peer group was only used for base salary decisions for former NEOs. Compensation Committee approved new peer group for 2024 compensation decisions.
The Legacy Committee approved the criteria and the inclusion of companies considered peers at the start of 2023. Following the Merger Effective Date, the Company engaged Aon to review its entire executive incentive program, and significant changes to the peer group were made to reflect the Company’s increased size as a result of the merger. Data from the revised peer group was reviewed in establishing executive compensation programs for 2024.

Recoupment Policy	The Compensation Committee approved a clawback policy for incentive compensation received on or after October 2, 2023.	Clawback policy satisfies the requirements of the Nasdaq Rules.

Looking Ahead to 2024
The Compensation Committee worked with Aon to implement update compensation arrangements to reflect the Company’s larger size and complexity following the merger, post-merger. This included development and implementation of rigorous, objective short- and long-term incentive compensation programs for 2024 that support the Company’s strategic, financial and operational performance while aligning with the Company’s compensation philosophy and sound incentive compensation policies.
2023 Say-on-Pay Advisory Vote
At the 2023 annual meeting of shareholders, 88.36% of the votes cast in our say-on-pay advisory vote were in favor of our executive compensation program. The Compensation Committee will continue to work diligently to ensure that our executive incentive compensation program is consistent with our compensation philosophy and the feedback we receive from our shareholders. The Compensation Committee will continue to monitor the results of the say-on-pay vote to ensure continued support for our incentive pay program among our shareholders.
Compensation Philosophy
The primary objective of the Legacy Committee’s approach was to provide competitive levels of compensation so that the Company could attract, retain and reward outstanding executive officers. The Compensation Committee recognizes that in a highly competitive community banking marketplace, excellent leadership is essential. Our executive officers are expected to manage the business of the Company and its subsidiaries in a manner that promotes growth and profitability for the benefit of shareholders, while exceeding the requirements and service expectations of our customers. To that end, the Compensation Committee believes that:
•Key executives should have compensation opportunities at levels that are competitive with peer institutions;
•Total compensation should include “at risk” components that are linked to annual and long-term performance results; and
•Stock-based compensation should form a key component of total compensation as a means of linking senior management to the long-term performance of the Company and aligning their interests with those of shareholders.
Governance Practices
Our executive compensation program contains strong governance components that support our compensation philosophy and sound incentive compensation practices.
•Active oversight by the Compensation Committee consisting solely of independent directors;
•Assistance regularly provided to the Compensation Committee by an independent compensation consultant selected by the Compensation Committee;
•Perquisites are limited;
•No excise tax gross-ups, pursuant to Section 280G of the Internal Revenue Code, are contained in employment, change in control agreements or any other executive compensation arrangements;
•Executives are discouraged from engaging in hedging transactions to offset the economic risk of owning our Common Stock; and
•Executives are subject to robust share ownership guidelines.
EXECUTIVE COMPENSATION DECISION MAKING PROCESS
The Compensation Committee
The Compensation Committee, consisting entirely of independent directors, makes decisions on the compensation of our active NEOs. This responsibility is discharged within the framework of a formal committee charter, which delegates a wide range of strategic and administrative issues to the Compensation Committee. Key among the Compensation Committee’s tasks is the development of, and monitoring adherence to, the Company’s executive compensation philosophy. The Compensation Committee is responsible for, among other things: (a) reviewing and approving the Company’s compensation strategy and practices with respect to the executive officers and certain other officers, (b) determining the CEO’s compensation levels, reviewing and approving the goals and objectives relevant to the CEO’s compensation and evaluating the performance of the CEO in light of such goals and objectives, (c) approving CEO and other executive officer employment agreements, severance arrangements, and change in control agreements, (d) overseeing, and considering the results of, shareholder approval of certain executive compensation matters including advisory votes, (e) periodically reviewing and approving the peer group to be utilized in benchmarking executive and director compensation and (f) administering our senior executive incentive compensation program, including the development of plan design, the selection of performance metrics, the designation of specific performance goals and award opportunities, and the certification of performance results. See Board Committees – Compensation Committee for a detailed discussion of the Committee’s responsibilities and membership. The Compensation Committee’s charter is posted on the corporate governance pages within the Investor Relations portion of our website.
The Compensation Committee met five times in 2023, each time, discussions were held in executive session without management present.
The role of the Compensation Committee is to review the compensation of each NEO annually to evaluate whether the executive’s pay level is consistent with our compensation philosophy, risk profile, and the performance of both the company and the individual, and whether market practices dictate an adjustment in the form or level of the executive’s compensation. As part of the annual review, the committee considers the executive’s individual contributions to the financial success of the company, management of subordinates, contribution to safety and soundness objectives, and their long-term potential as a senior executive.
The Compensation Committee does not delegate any substantive responsibilities related to the determination of compensation for our active NEOs, and the Compensation Committee members exercise their independent judgment when they make executive compensation decisions.
Timing of Executive Compensation Decisions
The Compensation Committee meets throughout the year and periodically receives input from the independent compensation consultant on emerging industry trends and best practices. Each year, the Committee typically reviews peer group composition and benchmarking data for active NEOs, followed by consideration of changes to active NEO base pay and short-and long-term incentive opportunities. Additionally, during the first calendar quarter, the Committee typically adopts short- and long-term incentive plans for the current year.
CEO’s Role in the Compensation Process
The CEO is expected to provide the Compensation Committee with his evaluation of the other active NEOs’ performance and recommend compensation adjustments and incentive opportunities for the current year. While the CEO provides input, the Compensation Committee has absolute discretion to accept, reject, or modify the CEO’s recommendations. Our CEO plays no role in, and is not present during, discussions regarding his own compensation or final decisions of the Compensation Committee regarding compensation of the other active NEOs.
Compensation Consultant
Aon, our current independent compensation consultant, works with the Compensation Committee to review our executive compensation program relative to our performance and similarly sized institutions. The independent consultant attends meetings and supports the Compensation Committee’s deliberations regarding executive compensation. While the Compensation Committee considers input from the independent consultant, the Compensation Committee’s decisions are the product of many factors and considerations. Management works with the independent consultant at the direction of the Compensation Committee to develop materials and analyses that are critical to the Compensation Committee’s evaluations and determinations. Such materials include data for use in determining an appropriate peer group, competitive market assessments and guidance on best practices and regulatory developments.
During the first half of 2023 (prior to the Merger Effective Date), the Company engaged Hunt Financial Group to provide the Company with advice on benchmarking base salaries. The Legacy Committee considered Hunt Financial Group’s independence for the 2023 fiscal year and whether its work raised conflicts of interest under the Nasdaq Rules. Considering these factors, the Legacy Committee determined that the work performed by Hunt Financial Group did not create any conflict of interest and that Hunt Financial Group was independent of the Company’s management.
Benchmarking and Peer Group Analysis
During 2023 the Legacy Committee used the peer data provided from Hunt Financial Group, an independent compensation consulting firm, to evaluate base salaries for Mr. Beatty, Mr. Adkins and Ms. Stevens, the Company’s 2022 named executive officers. In the fourth quarter of 2023, the Compensation Committee engaged Aon to prepare a new peer group for 2024 executive and director compensation decisions. The peer group used by the Legacy Committee for establishing 2023 compensation is as follows:

Company	City	State
Business First Bancshares, Inc.	Baton Rouge	LA
Carter Bankshares, Inc	Martinsville	VA
Summit Financial Group, Inc.	Moorefield	WV
Southern First Bancshares, Inc.	Greenville	SC
Primis Financial Corp.	McLean	VA
First Community Bankshares, Inc.	Bluefield	VA
Orrstown Financial Services, Inc.	Shippensburg	PA
FVCBankcorp, Inc.	Fairfax	VA
Capital Bancorp, Inc.	Rockville	MD
Parke Bancorp, Inc.	Sewell	NJ
Individual Performance Assessments
Our active NEOs receive annual performance assessments following a process established by the Compensation Committee. Our CEO provides the Compensation Committee with an assessment of his direct reports, and the Compensation Committee, in turn, provides our CEO with an assessment of his performance and considers the CEO’s evaluation of his direct reports.

ELEMENTS OF COMPENSATION AND 2023 PAY DECISIONS

COMPENSATION ELEMENT	PURPOSE
Base Salary
•Provide financial predictability and stability through fixed compensation;
•Provide a salary that is market competitive;
•Promote the retention of executives; and
•Provide fixed compensation that reflects the scope, scale and complexity of the executive’s role.

Short-Term Incentives
•Align management and shareholder interests;
•Provide appropriate incentives to achieve our annual operating plan;
•Provide market competitive cash compensation when targeted performance objectives are met;
•Provide appropriate incentives to exceed targeted results.

Long-Term Equity Incentives
•Align management and long-term shareholder interests;
•Balance the short-term nature of other compensation elements with long-term retention of executive talent;
•Focus our executives on the achievement of long-term strategies and results;
•Create and sustain shareholder value; and
•Support the growth and operational profitability of the Company.

Employment and Retention Agreements
•Enable us to attract and retain talented executives;
•Protect Company interests through appropriate post-employment restrictive covenants, including non-competition and non-solicitation;
•Ensure management is able to analyze any potential change in control transaction objectively; and
•Provide for continuity of management in the event of a change in control.

Non-Qualified Retirement and Deferred Compensation Benefits	•Provide supplemental retirement benefits to certain executives to provide a competitive compensation package.
Other Benefits	•Limit perquisites and use as competitively appropriate and necessary only to attract and retain executive talent.
2023 Base Salary
In early 2023, the Legacy Committee reviewed base compensation levels for the individuals identified as named executive officers in 2022, including Mr. Beatty, Mr. Adkins and Ms. Stevens. The Legacy Committee considered a range of factors including (i) peer data, (ii) the role of each executive in the Company’s leadership team, (iii) individual performance evaluations for the prior year, and (iv) the positioning of each executive’s base pay relative to other senior executives. Post-merger, Compensation Committee made no changes to the base salaries for NEOs.
2023 Short-Term Incentive Program (“2023 STIP”)
The short-term incentive program provides our NEOs with the opportunity to earn cash incentive compensation for achieving specific Company performance goals. The program uses a balanced scorecard approach by establishing threshold, target and maximum incentive opportunities tied to performance factors aligned with the annual strategic plan approved by the Board.
The total amount of each NEO’s incentive award under the short-term incentive plan is determined by considering performance against a scorecard of financial performance metrics that ties to our annual business plan, along with the results of a holistic assessment of each executive. All of these components are part of a scorecard that is provided to each NEO and used by the Compensation Committee to determine annual short-term incentive awards.
The Legacy Committee did not establish formal performance metrics for the Company’s short term incentive plan in 2023 in light of the merger between the Company and Community Financial. This decision was influenced by the timing of the merger six months into the performance year, as well as the complexity associated with estimating the year-end financial performance for an organization being combined mid-year from two organizations that were previously operating independently and similar in size to one another. These challenges were accentuated by uncertainty in the broader banking industry. Instead, the Compensation Committee reviewed its overall financial performance at the end of the year against a peer group of banks similar in size to the combined organization. Specifically, the company reviewed its performance on pre-tax pre-provision return on average assets, pre-tax pre-provision return on average equity, efficiency ratio, non-performing assets, and net interest margin for the last six months of 2023, corresponding to the performance period following the closing of the merger. After adjusting for one-time merger expenses, the Company’s performance was compared with both peer medians and peer 75th percentiles for each of these measures. The Compensation Committee evaluated the Company’s performance on these metrics as well as the individual performance of the named executive officers and subjectively determined the bonus amount that would be awarded to each of the Company’s NEOs.
2023 STIP Award Determination
Following the Compensation Committee’s review in February 2024, the Compensation Committee awarded incentive payouts between threshold and target performance as noted below. The short-term incentive program payouts were distributed in cash.

Executive	Target Incentive (% of Salary)	Target Incentive($)	Amount Awarded (% of Salary)	Amount Awarded($)
James M. Burke	30%	160,680	21.00%	112,476
Donna J. Stevens	25%	86,250	17.50%	60,375
Christy Lombardi	25%	87,250	17.50%	61,075
2023 Long Term Incentive Program
No equity awards were granted under the 2023 Long Term Incentive Program.
Retirement Benefits and Deferred Compensation
We maintain broad-based tax-qualified pension and tax-qualified 401(k) plans. Generally, all employees of the Company are eligible to participate in these plans, including the active NEOs.
In addition to the tax-qualified plans described above, we provide certain NEOs and other highly compensated employees (designated by the Compensation Committee) with benefits under supplemental executive retirement arrangements, split dollar arrangements and our deferred compensation plan. See the narrative following the Summary Compensation Table for details regarding these arrangements.
Other Benefits
We provide our NEOs with a set of core benefits that are generally available to our other full-time employees (e.g., coverage for medical, dental, vision care, prescription drugs, and basic life insurance and long-term disability coverage).
Executive Agreements
We maintain employment, retention, change-in-control, and consulting agreements with certain NEOs. For a detailed description of these agreements, please see the narrative following the Summary Compensation Table regarding these agreements.
FACTORS THAT INFLUENCE OUR EXECUTIVE COMPENSATION PROGRAM
Clawback Policy
Pursuant to the Company’s clawback policy, incentive-based compensation awarded to, earned by, or vested with any of our NEOs is subject to recoupment by the Company to the extent it exceeds the compensation that properly would have been awarded to, earned by, or vested with that NEO but for accounting errors impacting the calculation of that compensation, and which are subject of an accounting restatement required to be prepared by the Company. Under the policy, any recoupment is limited to excess compensation received by the NEO during the three completed fiscal years preceding the date the Company is required to prepare the accounting restatement, and no finding of fault of the NEO is required. The Compensation Committee has the exclusive power and authority to administer the policy, including to interpret the policy’s provisions and to make all determinations deemed necessary or advisable for the policy’s administration.
Executive Stock Ownership Policy
The Company maintains an Executive Stock Ownership Policy that reflects current corporate governance trends. Executives are expected to accumulate shares of Company Common Stock toward target ownership levels that are based on a multiple of base salary and a retention ratio for owned shares or shares acquired from equity awards. Our Chief Executive Officer has a target multiple of two (2) and other Section 16 executive officers have a multiple of one (1). The retention ratio is 100% of net profit shares. Executives are expected to hold 100% of the shares remaining after payment of an option exercise price and taxes owed upon exercise and/or hold 100% of newly vested shares of Company Common Stock after taxes are paid until the executive reaches his or her required multiple.

Anti-Hedging and Pledging Policies
Under the Company’s Insider Trading Policy, directors, officers and employees are prohibited at all times from writing any options or short-selling securities of the Company.  Directors, officers and employees are also discouraged from engaging in hedging transactions (such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements) that may indirectly involve a short sale, and any such transaction must be carefully reviewed by the Company’s Insider Trading Compliance Officer under the Company’s Insider Trading Policy.  The Insider Trading Compliance Officer will assess the proposed transaction and, in light of the facts and circumstances, make a determination as to whether the proposed transaction may be completed or would violate the Company’s Insider Trading Policy.
Perquisites
We annually review the perquisites that we make available to our named executive officers. The primary perquisites for these individuals include automobile allowances and certain club dues. See “Executive Compensation Decision Making Process — Summary Compensation Table” for detailed information on the perquisites provided to our NEOs.
Tax and Accounting Considerations
In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and periodically thereafter to ensure that we understand the financial impact of each program on the Company. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To the greatest extent possible, we structure our compensation programs in a tax efficient manner. However, for taxable years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act of 2017 eliminated the "performance-based" compensation exception under Section 162(m), and expanded the $1 million per covered employee annual limitation on deductibility to cover all named executive officers. While the Company has sought to preserve deductibility of compensation paid to the named executive officers to the extent permitted by law, we have retained the flexibility to provide nondeductible compensation arrangements if we believe it is necessary to attract, incentivize, and retain key executives. We do not intend to change our pay-for-performance approach to awarding executive compensation even though the recent tax law changes eliminated the specific tax benefits under the prior law associated with awards of performance-based compensation.
Equity Compensation Grant and Award Practices
As a general matter, the Compensation Committee's process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates. Similarly, the Company has never timed the release of material non-public information with the purpose or intent of affecting the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings releases or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to the timing of disclosure. The Company has not granted stock options since February 6, 2017.

SUMMARY COMPENSATION TABLE
The following table sets forth for the last two fiscal years the total remuneration for services in all capacities awarded to, earned by, or paid to our Named Executive Officers (the Company’s former CEO and CFO, the Company’s current CEO and the two most highly compensated executive officers other than the CEO who were serving as executive officers as of December 31, 2023).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($) (5)	Total ($)
James M. Burke(6) President Chief Executive Officer	2023 2022	247,200 -	312,476 -	155,008 -	58,825 -	25,511 -	799,020 -
Donna J. Stevens Chief Operating Officer	2023 2022	345,000 330,000	105,941 141,685	45,570 -	132,071 28,300	14,909 8,453	643,491 508,438
Christy Lombardi(7) Chief Human Resources Officer	2023 2022	161,077 -	104,939 -	261,140 -	37,843 -	17,844 -	582,843 -
Lloyd L. Beatty, Jr.(8) Former President and Chief Executive Officer	2023 2022	331,962 600,000	– 264,130	- -	23,745 12,221	2,785,155 33,427	3,140,862 909,778
Vance Adkins(9) Former Chief Financial Officer	2023 2022	142,269 260,000	– –	- -	(6,006) -	716,673 10,820	852,936 270,820
(1)Amounts reflect cash bonuses awarded to the NEOs under the 2023 Short-term Incentive Program.
(2)Includes cash retention bonuses paid to Mr. Burke, Ms. Stevens and Ms. Lombardi in the amounts of $200,000, $45,566, and $43,864, respectively.
(3)Represents the aggregate grant date fair value of the granting of 13,409, 3,942, and 22,590 restricted stock units (“RSUs”) to Mr. Burke, Ms. Stevens, and Ms. Lombardi respectively as retention awards related to the change in control. The RSUs were granted in July 2023 and will vest over two years beginning on the first anniversary date of the grant.
(4)Represents the sum of above-market earnings under the Company’s deferred compensation plan and the aggregate change in the present value of accumulated benefits under the Supplemental Executive Retirement Plans (“SERPs”) from the prior completed fiscal year to the current fiscal year. Includes an aggregate change in the present value of accumulated benefits under the SERPs of $58,825, $132,071, $37,843, $23,745, and $(6,006) to Mr. Burke, Ms. Stevens, Ms. Lombardi, Mr. Beatty, and Mr. Adkins, respectively.
(5)Details of the amounts reported in the “All Other Compensation” column for 2023 are provided in the table below.
(6)In connection with the merger of the Company and Community Financial, James M. Burke, the former President and Chief Executive Officer of Community Financial, was appointed as President and Chief Executive Officer of the Company and the Bank effective as of July 1, 2023. This table only include amounts paid to Mr. Burke post-merger.
(7)In connection with the merger of the Company and Community Financial, Christy Lombardi, the former Chief Operating Officer of Community Financial, was appointed as the Chief Human Resources Officer of the Company and the Bank effective as of July 1, 2023. This table only includes amounts paid to Ms. Lombardi post-merger.
(8)Mr. Beatty, Jr. resigned from his position as President and Chief Executive Officer, in connection with the merger of the Company and Community Financial, effective as of July 1, 2023.
(9)Mr. Adkins terminated his employment with the Company effective as of July 1, 2023.

Item	Burke	Stevens	Lombardi	Beatty	Adkins
Employer contribution to 401(k) Plan	$10,438	$ 9,416	$ -	$17,638	$ 9,487
Imputed income under split-dollar life insurance arrangement	639	1,615	343	4,748	-
Automobile	3,465	-	10,218	30,063	-
Club dues	2,654	-	-	5,498	-
Dividends paid on unvested restricted stock	7,551	1,106	7,016	-	-
Group term life benefit	764	2,772	267	1,360	210
Change-in-control severance payments	-	-	-	2,673,449	684,130
Accrued paid leave payments	-	-	-	52,399	22,846

EXECUTIVE AGREEMENTS AND PLANS
Employment Agreements – James M. Burke and Christy Lombardi

Effective as of the closing of the merger, Mr. Burke and Ms. Lombardi each entered into an Assumption and Amendment of Employment Agreement pursuant to which the Company agreed to assume all of the rights and obligations under each executive’s employment agreement with Community Financial, as described below, and as amended to provide that each employment agreement will expire on the second anniversary of the closing of the merger, at which time, if the executive remains employed with the Company, the executive will be eligible to enter into a change of control agreement with the Company.

As amended, the employment agreements provide for an annual salary, eligibility to participate in employee benefit plans and programs maintained by the Company for the benefit of their employees, including discretionary bonuses, incentive compensation programs, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits applicable to executive personnel.

Under the employment agreements if the executive’s employment is terminated for cause, he or she will receive only his base salary or other compensation earned through the date of termination and any other compensation or vested benefits provided under applicable plans or programs. All other obligations of the Company terminate on the date of termination.

Further, under Mr. Burke’s employment agreement, if his employment is terminated without cause (as defined in his employment agreement), he will receive a lump sum payment equal to three times his base salary and three times his most recent annual incentive compensation payment. Mr. Burke would also receive an amount equal to the monthly COBRA premium that he would be required to pay to continue the benefits in effect as of his termination date under the Bank’s medical, dental and life insurance plans, multiplied by 36. Under the employment agreement for Ms. Lombardi, if her employment is terminated without cause (as defined in her employment agreement), she would receive a lump sum payment equal to two times her base salary and two times her most recent annual incentive compensation payment. Ms. Lombardi would also receive an amount equal to the monthly COBRA premium that she would be required to pay to continue the benefits in effect as of her termination date under the Bank’s medical, dental and life insurance plans, multiplied by 36.

Upon voluntary termination of employment, Mr. Burke and Ms. Lombardi would receive accrued and earned base salary and other compensation and benefits provided under the Bank’s benefit plans and programs as of the date of termination.

The employment agreements also provide each executive with disability benefits. If an executive terminates employment after becoming disabled pursuant to the terms of the agreement, the executive will receive the compensation and benefits provided for under the executive’s employment agreement for (1) any period during the term of the agreement and before the establishment of the executive’s disability; or (2) any period of disability before the executive’s termination of employment due to disability.

Upon an executive’s death, the employment agreements provide that the Company will pay the executives or their respective beneficiaries or estate any compensation due to the executive through the end of the month in which the executive’s death occurred, plus any other compensation or benefits to be provided in accordance with the terms and provisions of the Bank’s benefit plans and programs in which the executive participated as of the date of the executive’s death.

Upon a change in control, Mr. Burke’s employment agreement provides that if (1) his employment is terminated without cause or without his consent and for a reason other than cause in connection with or within 12 months after a change in control (as defined in the agreement); or (2) Mr. Burke voluntary terminates employment within 12 months following a change in control upon the occurrence of certain “good reason” events described in the agreement, he will receive a lump sum payment equal to three times his annual base salary and three times his most recent annual incentive compensation payment, plus an amount equal to the monthly

COBRA premium that he would be required to pay to continue the benefits in effect as of his termination date under the Bank’s medical, dental and life insurance plans, multiplied by 36. Under Ms. Lombardi’s employment agreement, she will receive a lump sum payment equal to two times her annual base salary and two times her most recent annual incentive compensation payment, plus an amount equal to the monthly COBRA premium that she would be required to pay to continue the benefits in effect as of her termination date under the Bank’s medical, dental and life insurance plans, multiplied by 36. Both Mr. Burke and Ms. Lombardi entered into Retention Agreements with the Company, under which they waived their right to terminate for “good reason” based on the changes in responsibility or duties as a result of the merger.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. An individual’s base amount is generally equal to an average of the individual’s taxable compensation for the five taxable years preceding the year a change in control occurs. The employment agreements apply a “best net benefits” approach in the event that severance benefits under the agreement or otherwise result in “excess parachute payments” under Section 280G. Applying the “best net benefits” methodology, the Agreement provides for two separate calculations to address the application of Section 280G to payments that are contingent on a change in control. The first calculation establishes the after-tax benefit to the executive if the aggregate change in control-related payments are reduced below his Section 280G threshold, thereby avoiding the excise tax. The second calculation determines the after-tax benefit if the payments are made without reduction, and the executive’s after-tax benefit reflects payment of the golden parachute excise tax by the executive. The executive’s benefits will be reduced unless the after-tax benefit to the executive of paying the full amount exceeds the after-tax benefits of paying the reduced amount by at least $50,000.
Donna J. Stevens Change in Control Agreement
On November 1, 2018, the Company and Ms. Stevens entered into a Change in Control Agreement. Pursuant to the Change in Control Agreement, in the event the executive is terminated (i) by the Company without “Cause”, or (ii) by the executive for “Good Reason” within 12 months of a “Change in Control” of the Company (the terms “Cause,” “Change in Control” and “Good Reason” are defined below), the executive will be entitled to receive an amount equal to 2.0 times the executive’s base salary and bonus (not to include the exercise of any stock options) paid or scheduled to be paid under the Company’s annual incentive plan in the calendar year of the Change in Control. The Change in Control benefit will be paid in one lump sum on the 60th day following termination of employment, provided that the executive has executed and delivered a release of claims and the statutory period during which she may revoke that release has expired on or before that 60th day. Ms. Stevens entered into Retention Agreement with the Company, under which she waived he right to terminate for “good reason” based on the changes in responsibility or duties as a result of the merger.
The Change in Control Agreement has a twelve-month term, which will automatically renew for successive twelve- month terms unless a party notifies the other party at least 60 days prior to the end of the then-current term of its or her decision not to renew the Change in Control Agreement. At least 120 days prior to the commencement of a new term, the Board or a committee thereof will conduct a comprehensive performance evaluation and review of Ms. Stevens to determine whether to give notice of non-renewal.
The Change in Control Agreements define the term “Cause” as: (i) the officer’s “Disability” (as defined in the Change in Control Agreement); (ii) an action or failure to act by the officer constituting fraud, misappropriation or damage to the property or business of the Company; (iii) conduct by officer that amounts to fraud, personal dishonesty or breach of fiduciary duty; (iv) officer’s conviction (from which no appeal may be, or is, timely taken) of a felony or willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (v) the officer’s breach of any of her obligations hereunder; (vi) the unauthorized use, misappropriation or disclosure by the officer of any confidential information of the Company or of any confidential information of any other party to whom the officer owes an obligation of nondisclosure as a result of his relationship with the Company; (vii) the willful violation of any final cease and desist or consent order; (viii) a knowing violation by officer of federal and state banking laws or regulations which is likely to have a material adverse effect on the Company, as determined by the Board; (ix) the determination by the Board, in the exercise of its reasonable judgment and in good faith, that officer’s job performance is substantially unsatisfactory and that she has failed to cure such performance within a reasonable period (but in no event more than thirty (30) days) after written notice specifying in reasonable detail the nature of the unsatisfactory performance; (x) officer’s material breach of any of the Company’s written policies; or (xi) the issuance of any order by the Maryland Commissioner of Financial Regulation, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other supervisory agency with jurisdiction over the Company permanently prohibiting the continued service of the officer with the Company. No act or failure to act on the part of the officer shall be considered “willful” unless it is done, or omitted to be done, by the officer in bad faith or without reasonable belief that the officer’s action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or upon the advice of legal counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the officer in good faith and in the best interest of the Company.
The term “Good Reason” is defined as the termination by the officer within 12 months following a Change in Control based on: (i) without the officer’s express written consent, a material adverse change made by the Company which would reduce the officer’s functions, duties or responsibilities; (ii) without the officer’s express written consent, a 5% or greater reduction by the Company in the officer’s base salary as the same may be increased from time to time; or (iii) without the officer’s express written consent, the

Company requires the officer to be based at a location more than 50 miles from Easton, Maryland (which requirement shall be deemed to be a material change in the geographic location at which the officer must perform services for the Company), except for required travel on business of the Company to an extent substantially consistent with the officer’s present business travel obligations. Good Reason shall, for all purposes under the Change in Control Agreement, be construed and administered in manner consistent with the definition of “good reason” under Treasury Regulation §1.409A-1(n).
The term “Change In Control” is defined as the occurrence of any of the following events: (i) a person, or group of persons acting together, acquires ownership of securities of the Company that, together with such person’s or group’s other securities, constitutes more than 50% of the total fair market value or total voting power of the Company’s securities; (ii) any person, or group of persons acting together, acquires (or has acquired during the preceding 12-month period) ownership of securities of the Company possessing 35% or more of the total voting power of the Company’s securities, (iii) a majority of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or (iv) any person, or group of persons acting together, acquires (or has acquired during the preceding 12-month period) assets from the Company that have a total gross fair market value equal of at least 40% of the total gross fair market value of all of the Company’s assets.
Lloyd L. Beatty, Jr. Change in Control Agreement and Consulting Agreement
Pursuant to the terms of the merger agreement, effective as of the closing of the merger, Mr. Beatty resigned from his positions as President and Chief Executive Officer of the Company and the Bank. In connection with his resignation, Mr. Beatty received the benefits pursuant to his existing Change in Control Agreement with the Company.
On November 1, 2018, the Company and Mr. Beatty entered into a Change in Control Agreement. Pursuant to the Change in Control Agreement, upon Mr. Beatty’s termination by the Company without cause (as defined in the agreement), Mr. Beatty became entitled to receive an amount equal to 2.99 times the executive’s base salary and bonus (not to include the exercise of any stock options) paid or scheduled to be paid under the Company’s annual incentive plan in the calendar year of the Change in Control. This amount was paid in a lump sum shortly after the merger. In connection with the payment under his Change in Control Agreement, Mr. Beatty executed a separation agreement, which includes a general release of claims and non-competition and non-solicitation covenants for the two-year period following his termination of employment.
Mr. Beatty entered into a consulting agreement with the Company. The term of the consulting agreement commenced on the closing date of the merger and continued for six months. Mr. Beatty did not receive consideration for the service as a consultant.
Vance W. Adkins Change in Control Agreement
Pursuant to the terms of the merger agreement, effective as of the closing of the merger, Mr. Adkins terminated his employment with the Company. Mr. Adkins received the benefits pursuant to his existing Change in Control Agreement with the Company.
On November 22, 2021, the Company and Mr. Adkins entered into a Change in Control Agreement. Pursuant to the Change in Control Agreement, upon Mr. Adkins’ termination by the Company without cause (as defined in the agreement), Mr. Adkins became entitled to receive an amount equal to 2.0 times the executive’s base salary and bonus (not to include the exercise of any stock options). This amount was paid in a lump sum shortly after the merger. In connection with the payments under his Change in Control Agreement, Mr. Adkins executed a separation agreement, which includes a general release of claims and non-competition and non-solicitation covenants for one year following his termination of employment.
Executive Retention Agreements
In connection with the merger, Mr. Burke, Ms. Lombardi and Ms. Stevens entered into retention agreements with the Company. In exchange for a cash retention payment payable in a lump sum no later than the first regular payroll period following the closing date of the merger and a grant of restricted stock units that would vest fifty percent on each of the first and second anniversaries of the closing date of the merger if the executive remained employed through each date, each executive agreed to waive “good reason” to terminate employment as a result of the merger or any changes to the executive’s role, title, position, status, authority, duties and/or responsibilities that occur subsequent to the merger and that were not clearly communicated to the executive prior to the merger.

Supplemental Executive Retirement Plans - Lloyd L. Beatty, Jr. and Donna Stevens
The Company maintains supplemental executive retirement plans for Mr. Beatty and Ms. Stevens (collectively the “Shore SERPs”). Mr. Beatty is currently in pay status under his supplemental executive retirement plan., Under the terms of Ms. Steven’s supplemental executive retirement plan, if she remains continuously employed by the Bank until on or after attaining age 65, then following the date on which she experiences a separation from service on or after attaining age 65 (her “Normal Retirement Date”) for any reason other than (i) termination for cause, (ii) death or disability, or (iii) on or within twelve (12) months following the effective date of a Change in Control, the Bank will pay Ms. Stevens a normal retirement benefit, equal to $100,000 (“Normal Retirement Benefit”) for each year for ten (10) years. Payment of the Normal Retirement Benefit commences upon her Normal Retirement Date, beginning with the month immediately following her Normal Retirement Date, and will be paid in twelve (12) equal monthly installments (without interest) on the first day of each month thereafter until paid in full. If Ms. Stevens terminates her employment prior to attainment of age 65, the Bank will distribute her benefit in a single lump sum on or within thirty (30) days after her separation from service in an amount equal to the accrual balance in her supplemental executive retirement plan as of her separation date. In the event of a change in control followed by a termination of Ms. Steven’s employment before, on or after attainment of age 65, Ms. Stevens is entitled to a lump sum payment on or within thirty (30) days after her separation from service in an amount equal to the present value of her Normal Retirement Benefit discounted using the current discount rate being utilized to calculate GAAP liabilities and assuming payments commence immediately. In the event Ms. Stevens becomes permanently disabled the benefit under her supplemental executive retirement plan will be equal to the accrual balance as of the date she becomes disabled. In the event of her death while in continuous service with the Bank, but before the occurrence of any event that would entitle her to a benefit and prior to the payment of the entire accrual balance, Ms. Steven’s beneficiary will receive in a single lump sum on or within thirty (30) days after her death an amount equal to the remaining accrual balance at the time of her death.
2021 Deferred Compensation Plan
The Company sponsors the Shore Bancshares, Inc. Deferred Compensation Plan (the “Company Deferred Compensation Plan”), which is an unfunded nonqualified deferred compensation plan that provides an opportunity for our Board, a select group of management and highly compensated employees to voluntarily defer a portion of their compensation. Prior to the beginning of each calendar year, an eligible individual may elect to defer receipt of all or a portion of any Base Salary (as defined in the plan document) or retainer fees that will be earned by such person in the next calendar year. An eligible individual may elect to defer not less than 5% and up to a maximum of 50% of the eligible individual’s Base Salary or 100% of other compensation (such as bonuses or other incentive compensation). The Company, in its sole discretion, may also credit any amount to a non-director participant’s Employer Discretionary Contribution Account (the “Employer Discretionary Contributions”). During 2023, only Ms. Stevens participated in the Company Deferred Compensation Plan.
At the choice of the participant, the Company credits a non-director participant’s account with earnings based on the hypothetical earnings of an investment fund, or default to a money market fund if no election is made. The Company credits a director’s account for the deferral of retainer fees as deemed to be invested in units of Company shares of Common Stock. Participants are fully vested at all times in all deferred compensation or retainer fees credited to each participant’s account. Participants receiving Employer Discretionary Contributions vest at a rate to be determined by the Company at the time it makes such contribution, or if not otherwise defined at the time, upon the third anniversary of the contribution. A non-director participant’s benefit is paid on the earliest date of the following: Retirement, Separation from Service, Fixed Payment Date, or Hardship (as those terms are defined in the plan document), and are paid in cash either in a lump sum or annual installments as described in the Company Deferred Compensation Plan. A director participant’s benefit is paid only upon a Separation from Service other than for Cause (including but limited to a Separation from Service due to Retirement, death, or Disability), and are distributed in shares of Company Common Stock. The Company entered into an agreement with Matrix Trust Company as trustee to make contributions to a trust that provides the Company with a source of funds to assist in meeting its liabilities under the Company Deferred Compensation Plan.
Supplemental Executive Retirement Plans – James Burke and Christy Lombardi
The Community Bank of the Chesapeake maintained, and the Company assumed in the merger, the 2011 and 2014 supplemental executive retirement plans with Mr. Burke and a 2014 supplemental executive retirement plan with Ms. Lombardi (collectively the “Community SERPs”) to provide the executives with additional compensation at retirement or upon termination of employment due to death, disability or a change in control. If an executive remains employed with the Bank until his or her normal retirement age of 65, he or she is entitled to receive a retirement benefit payable annually for a period of 15 years. The annual benefits for Mr. Burke and Ms. Lombardi (in the aggregate) are $77,434, and $149,338, respectively. A reduced benefit is payable if the executive retires before normal retirement age or terminates service with the Bank for other reasons. If an executive’s employment is terminated for cause, the executive will not be entitled to any benefits under the Community SERPs.
In the event of a change in control (which occurred as a result of the merger of Community Financial with the Company) prior to Mr. Burke’s and Ms. Lombardi’s (i) attaining age 65, (ii) death, (iii) disability, (iv) retirement, or (v) Separation from Service (as defined in the Community SERP agreements), the SERP benefit will equal the accrued benefit calculated as of any subsequent separation from service following the change in control with 36 months of additional service for purposes of calculating the accrual. Payments will commence at the earliest of an executive’s attainment of age 65 or death. However, if an executive experiences a Separation from Service within 24 months following a change in control, the executive is entitled to his full accrued retirement benefit, with payments to commence no later than the second month following his Separation from Service. Under the Community SERPs if the change in control benefit payment made to Mr. Burke and Ms. Lombardi would be treated as an “excess parachute payment” under Code Section 280G (“280G Limit”), the Bank will reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment; however, the payments or benefits shall not be reduced if the net after tax benefit to the executive of receiving the total payments exceeds the net after tax benefit of receiving the reduced benefits by at least $50,000.
Salary Continuation Agreement – James Burke
The Salary Continuation Agreement (“SCA”) is a non-qualified deferred compensation arrangement that provides Mr. Burke with additional compensation at retirement or upon termination of employment due to death, disability or a change in control. Mr. Burke’s SCA provides him a total annual SCA benefit equal to $101,000. This benefit is payable upon normal retirement at or after age 65 (normal retirement age). A reduced benefit is payable if the named executive officer retires before normal retirement age. The annual SCA benefits are payable on a monthly basis to the executive or his designated beneficiaries over a 15 year period. If Mr. Burke dies while in active service with the Bank, the executive’s designated beneficiaries will be provided with an annual benefit, for a period of 15 years, equal to $101,000, commencing with the month following the executive’s death. If the executive dies after his employment has terminated, but before payments under the agreement have commenced, his designated beneficiaries will be entitled to the same payments beginning on the first day of the month after the executive’s death. If the executive dies after the benefit payments have commenced, but before receiving all of the payments, the designated beneficiaries will be entitled to the remaining benefits that would have been paid to the executive if the executive had survived.
Under the SCA if Mr. Burke’s employment is terminated for cause, he will not be entitled to any benefits under the terms of his SCA. Under the SCA, Mr. Burke is entitled to a change in control annual benefit ranging from $63,536 to $101,000, (based on the date of termination) if his employment is terminated within 12 months subsequent to a change in control and before age 65. The SCA provides an annual disability benefit ranging from $84,876 to $101,000 for Mr. Burke depending on the date of termination, commencing with the month following the executive attaining age 65.
Deferred Compensation Plan
The Community Bank of the Chesapeake also maintained an Executive Deferred Compensation Plan, which was assumed by the Company in the merger. Under the Executive Deferred Compensation Plan, executives including Mr. Burke and Ms. Lombardi could defer all or any portion of their base salary. Upon the merger, which constitutes a change in control, all deferred amounts were paid out to Mr. Burke and Ms. Lombardi within 90 days following the closing of the merger.
Split Dollar Life Insurance Agreements
The Bank is a party to individual split dollar life insurance arrangements with Mr. Burke and Ms. Lombardi. These arrangements provide each executive’s beneficiary with pre- and post-retirement death benefits. The Bank has purchased life insurance policies on the lives covered by these agreements in amounts sufficient to provide payments to the beneficiaries, and the Bank pays the premiums due on the policies as an additional employment benefit. The economic benefit (the imputed income amount of this insurance) for the year 2023 to the NEOs is included in the amounts for each of these executive officers set forth in the Summary Compensation Table under the column “All Other Compensation.” Under these arrangements, Mr. Burke and Ms. Lombardi are entitled to a pre-retirement split dollar benefit amount equal to the lesser of $500,000 and $250,000, respectively, or the net amount at risk insurance portion of the proceeds. These arrangements provide a post-retirement split dollar benefit to Mr. Burke and Ms. Lombardi equal to the lesser of $100,000 or the net amount at risk insurance portion of the proceeds. The net amount at risk portion is the total proceeds less the cash value of the policy.
2016 Equity Plan – Shore Bancshares, Inc.
The Company maintains the 2016 Equity Plan as part of its long-term incentive program. During 2023, Mr. Burke, Ms. Stevens and Ms. Lombardi each received a Retention Bonus in the form of an RSU award which vests ratably over a 2-year period. Under the terms of the outstanding equity awards, all unvested shares will lapse and be forfeited upon the termination of the participant’s employment with the Company. The 2016 Equity Plan will terminate on April 27, 2026, and no further awards may be granted under the 2016 Equity Plan after that date. No stock options were granted to the NEOs in 2023.
2015 Equity Compensation Plan – The Community Financial Corporation, as assumed by Shore Bancshares, Inc.
The Company assumed The Community Financial Corporation 2015 Equity Compensation Plan in connection with the merger (“Assumed Equity Plan”). Each time-based and performance-based restricted stock award granted under the Assumed Equity Plan and outstanding as of the effective date of the merger was assumed and converted into a restricted stock award for Company Common Stock in accordance with the merger exchange ratio. All assumed restricted stock awards continue to be subject to the same terms and conditions as were applicable prior to the merger, however performance-based awards were converted assuming that all performance goals had been satisfied at target and converted into time-based awards as of the effective date of the merger. 603,676 shares of Company Common Stock may be issued under the Assumed Equity Plan, subject to the terms of the plan and securities regulations. No additional equity awards were made under the Assumed Equity Plan during 2023.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides information with respect to outstanding equity awards held by the NEOs at December 31, 2023.

Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mr. Burke	02/04/2021 02/04/2021 02/10/2022 02/10/2022 02/02/2023 03/06/2023 03/06/2023 05/01/2023 07/01/2023	950 (2) 2,848 (3) 1,192(4) 1,788 (5) 214(6) 4,692 (7) 4,695(8) 293(6) 13,409(9)	13,538 40,584 16,986 25,479 3,050 66,861 66,904 4,175 191,078
Ms. Stevens	07/01/2023	3,942(9)	56,174
Ms. Lombardi	02/04/2021 02/04/2021 02/10/2022 02/10/2022 03/06/2023 03/06/2023 07/01/2023	529(2) 1,586(3) 657(4) 985(5) 1,018(7) 1,020(8) 22,590(9)	7,538 22,601 9,362 14,036 14,507 14,535 321,908
Mr. Beatty	-	-	-
Mr. Adkins	-	-	-
(1)    Based upon the Company’s closing stock price of $14.25 per share at December 29, 2023.
(2)    Units vest in three equal installments beginning on February 4, 2022.
(3)    Performance shares for the 2021-2023 performance period converted to time-based restricted stock units at merger and vest in full on February 4, 2024.
(4)    Units vest in three equal installments beginning on February 10, 2023.
(5)    Performance shares for 2022-2024 performance period converted to time-based restricted stock units at merger and vests in full on February 10, 2025.
(6)    Restricted shares vest on the first anniversary of the grant date.
(7)    Units vest in three equal installments beginning on March 6, 2024.
(8)    Performance shares for the 2023-2026 performance period converted to time-based restricted stock units at merger and vests in full on March 6, 2027.
(9)    Units vest in two equal installments beginning on July 1, 2024.

PAY-VERSUS-PERFORMANCE

Year	Summary Compensation Table Total for CEO ($)(1) Beatty	Compensation Actually Paid to CEO ($) Beatty	Summary Compensation Table Total for CEO ($)(1) Burke	Compensation Actually Paid to CEO ($) Burke	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)	Value of Initial Fixed $100 Investment based on Total Shareholder Return ($)	Net Income ($)
2023	3,140,861	3,140,570	799,020	823,190	693,090	1,413,810	82.09	11,228
2022	909,778	864,130	-	-	445,382	431,495	100.40	31,177
2021	1,105,740	816,533	-	-	467,578	416,411	120.10	15,367
(1)Compensation Actually paid makes required adjustments to the total amount of compensation shown for our Principal Executive Officer (“PEO”) and Former PEO, Mr. James M. Burke and Mr. Lloyd L. Beatty, and NEOs other than our PEO, in the Summary

Compensation Table included above. These NEOs were Ms. Stevens, Ms. Lombardi and Mr. Adkins for 2023 and Ms. Stevens and Mr. Allen for 2022 and 2021.
Relationship Between Compensation Actually Paid and Performance
As we discussed above, we completed our merger with Community Financial on July 1, 2023, and continue on-going integration efforts. It is not uncommon for TSR to take time to stabilize following a period of merger activity, and this is exhibited in the decline in our TSR following the merger and integration with Community Financial. In addition, economic factors including inflation, elevated interest rates and bank failures in early 2023 have had a significant impact on financial institutions stock performance and consequently TSR’s over the last 13 months. The Company believes these external economic factors to be outside of the Company’s control, but also believe it is the responsibility of the Company’s Chief Executive Officer and named executive officers to navigate, adapt, and execute the Company’s strategic objectives despite these rapidly changing economic conditions.

When assessing the compensation actually paid to our current Chief Executive Officer, Mr. Burke and other named executive officers, over the same period of 2023, the Company considers their performance to be satisfactory based on completing a successful merger and integration while restructuring the Company’s balance sheet to withstand recent economic challenges previously mentioned above. In addition, the Compensation Committee has established a compensation package for the newly appointed Chief Executive Officer and named executive officers it believes are commensurate with other peer financial institutions of a similar size and earnings potential.

When assessing the compensation actually paid to our former Chief Executive Officers, Mr. Beatty, it is noted that his compensation in 2023 included his change-in-control severance payment which was directly tied to the merger with Community Financial and constituted 85% of total compensation actually paid. The remaining compensation paid in 2023 excluding the change-in-control severance payment, represented approximately six months of compensation and when compared to 2022 represented an increase of 7.5%, which aligns with the Company’s financial performance.

The slight increases in compensation actually paid to our former Chief Executive Officer and other named executive officers between 2022 and 2021 period reflect the Company’s otherwise strong performance, including an increase in net income of over 100%. Observing the previous three years, compensation actually paid to each of our Chief Executive Officers and named executive officers has aligned with the Company’s financial performance and successful execution of merger-related activities.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee oversees executive compensation matters. Louis P. Jenkins, Jr., (Chair), William E. Esham, III, David S. Jones, Clyde V. Kelly, III, John A. Lamon, III, David W. Moore and Mary Todd Peterson served on the Compensation Committee beginning on July 1, 2023 to the present and David W. Moore, (prior Chair), Clyde V. Kelly, III, John A. Lamon, III, David S. Jones and Jeffrey E. Thompson served on the Compensation Committee prior to our merger with Community Financial. None of the foregoing persons were, during 2023, an officer or employee of the Company, were formerly an officer of the Company, had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K, or had any interlocking relationship contemplated by Item 407(e)(4)(iii) of Regulation S-K.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval and Ratification of Related Party Transactions
It is the policy of the Company that all permissible transactions between the Company and its executive officers, directors, holders of 5% or more of the shares of its Common Stock and affiliates thereof, contain terms no less favorable to the Company than could have been obtained by it in arm’s-length negotiations with unaffiliated persons and are required to be approved by a majority of independent outside directors of the Company not having any interest in the transaction.
Nasdaq Rule 5630 requires the Company to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and further requires all such transactions to be approved by the Company’s Audit Committee or another “independent body” of the Board. The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest.
Leases
The Company leases a portion of one of its facilities to a law firm, in which Alan J. Hyatt is a partner. In January 2022, the lease entered the final five-year renewal option under the leasing agreement. The total rent payments received were $110,790 for 2024

(through the date of this Proxy Statement), $324,705 for the year ended December 31, 2023 and $312,679 for the year ended December 31, 2022. The law firm also reimburses the Company for its share of common area maintenance and utilities. The total reimbursements for 2023 and 2022 were $202,031 and $141,556, respectively and the total reimbursement for 2024 (through the date of this Proxy Statement) were $48,718. In addition, the law firm represents the Company and the Bank in certain legal matters.
The Bank leases its Fredericksburg, Virginia lending center from GAFR Holdings in which Michael B. Adams, a director of the Company and Bank, is a 25% owner and managing member. The Bank paid GAFR Holdings $116,381 in 2023 (in which Mr. Adams had a 25% interest of approximately $29,095). In addition, from the beginning of 2024 through the date of this Proxy Statement, the Bank paid GAFR Holdings $26,215 (in which Mr. Adams had a 25% interest of approximately $6,554) in connection with the lease. Mr. Adams is also the 100% owner and President of JON Properties, LLC (“JON Properties”). The Bank pays monthly fees to JON Properties in connection with common area maintenance for the Virginia lending center. The Bank paid JON Properties $14,208 in 2023 in common area maintenance fees. Since the beginning of 2024 through the date of this Proxy Statement, the Bank has paid the entity $2,892 in 2024 in common area maintenance fees.
Legal Fees
Alan J. Hyatt, who is the Chairman of the Board of the Company and the Bank, is a partner of the law firm of Hyatt & Weber, P.A., which serves as general counsel to the Company and the Bank. The law firm of Hyatt & Weber, P.A. received fees in the amount of $42,239 and $36,756 for services rendered to the Company and to the Bank and its subsidiaries for the years ended December 31, 2023 and 2022, respectively. Since the beginning of 2024 through the date of this Proxy Statement, Hyatt & Weber, P.A. received fees in the amount of $3,670 for services rendered to the Company and to the Bank and its subsidiaries during 2024.
Louis P. Jenkins, Jr., who serves on the Board of the Company and the Bank, is the principal of Jenkins Law Firm, LLC, which serves as general counsel to the Company and the Bank. Jenkins Law Firm, LLC received fees in the amount of $1,061 for services rendered to the Company and to the Bank for the year ended December 31, 2023 and did not receive any fees in 2024. As of the date of this Proxy Statement, the Company and the Bank have not paid any fees to Jenkins Law Firm, LLC in 2024.
Consulting Agreement
The Bank maintains a 5-year Consulting Agreement with Alan J. Hyatt which commenced on the closing date of the merger of Severn with the Company. Under the terms of the Consulting Agreement, Mr. Hyatt’s consulting services consist of assisting the Bank in business introductions, business development calls and business referrals; attending community functions sponsored by the Bank; and assisting in any other matters or duties Executive Management may request. In consideration of the consulting services, Mr. Hyatt receives an annual consulting fee of $150,000 payable in equal monthly installments.
Ordinary Banking Relationships

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. The Bank does not currently have such a program in place. From time to time, the Bank engages in banking transactions in the ordinary course of businesses with the Bank’s directors and officers and with the associates of such persons on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the time for comparable transactions with persons not related to the Company and its subsidiaries. Extensions of credit by the Bank to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features. Any loans we originate with officers, directors or principal shareholders, as well as their immediate family members and affiliates, are approved by our Board of Directors in accordance with the applicable regulatory requirements.
As of December 31, 2023 and 2022, such loans outstanding, both direct and indirect (including guarantees), to directors, their associates and policy-making officers, totaled approximately $44.5 million and $24.1 million, respectively. As of December 31, 2023 and 2022, deposits, both direct and indirect, from directors, their associates and policy-making officers, totaled approximately $35.6 million and $11.9 million, respectively.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the outstanding shares of Common Stock to file reports with the SEC disclosing their ownership of Common Stock at the time they become subject to Section 16(a) and changes in such ownership that occur during the year. Based solely on a review of copies of such reports furnished to us, or on written representations that no reports were required, we believe that all directors, executive officers and holders of more than 10% of the Common Stock complied in a timely manner with the filing requirements applicable to them with respect to transactions during the year ended December 31, 2023, except for a Form 4 that was not timely filed for each of David S. Jones and Donna J. Stevens.
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act and the rules promulgated thereunder, our shareholders are entitled to cast an advisory vote to approve the Named Executive Officers’ compensation at least once every three years. This proposal, commonly known as a “Say-on-Pay” vote, gives our shareholders the opportunity to express their views on the Named Executive Officers’ compensation. In a vote held at the 2023 annual meeting of shareholders, our shareholders voted in favor of holding Say-on-Pay votes annually.
Our goal for the executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The section of this Proxy Statement entitled “Compensation Discussion and Analysis” contains the information required by Item 402 of Regulation S-K and discusses in detail our executive compensation program, the decisions made by the Compensation Committee during 2023, and the compensation that was earned by, awarded to or paid to the Named Executive Officers.
The Board and the Compensation Committee believe that our compensation policies and procedures are reasonable in comparison both to our peer group and to our performance during 2023. The Board and the Compensation Committee also believe that our compensation program strongly aligns executive officers with the interests of shareholders in the long-term value of the Company as well as the components that drive long-term value.
At the Annual Meeting, shareholders will be asked to adopt the following non-binding advisory resolution:
RESOLVED, that the compensation paid to the named executive officers of Shore Bancshares, Inc., as disclosed in its definitive proxy statement for the Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including in the section entitled “Compensation Discussion and Analysis,” is hereby approved.
Because this advisory vote relates to, and may impact, our executive compensation policies and practices, the Named Executive Officers have an interest in the outcome of this vote. However, it should be noted that your vote is advisory, so it will not be binding on the Board or the Compensation Committee, overrule any decision made by the Board or the Compensation Committee, or create or imply any additional fiduciary duty by the Board or the Compensation Committee. The Board and the Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.
AUDIT RELATED MATTERS
Our Audit Committee, in accordance with its Charter, routinely reviews the performance and retention of our independent registered public accounting firm, and has determined that it is an appropriate time to revisit its selection of our independent registered public accounting firm. The Audit Committee has appointed Yount, Hyde & Barbour as independent registered public accounting firm for the fiscal year ending December 31, 2024. However, we have submitted a request for proposal to several independent registered public accounting firms and have asked such firms to submit proposals to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024. After receiving and reviewing these proposals, the Audit Committee will select and appoint an independent registered public accounting firm for the fiscal year ending December 31, 2024.

In light of this ongoing process, we are not submitting a proposal for the ratification of appointment of an independent registered public accounting firm at the Annual Meeting. While not required to do so, our practice has been to submit the selection of the independent registered public accounting firm for ratification in order to ascertain the views of our shareholders, and we expect to resume this practice once a decision has been made. We also expect that representatives from Yount, Hyde & Barbour, P.C. and, in the event a new independent auditor for the Company has been selected prior to the Annual Meeting, representatives from the independent auditing firm that has been engaged, will be present at the Annual Meeting and that they will have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has (i) reviewed and discussed our consolidated audited financial statements for fiscal year ended December 31, 2023 with our management; (ii) discussed with Yount, Hyde & Barbour, P.C., our independent registered public accounting firm for the year ended December 31, 2023, all matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from Yount, Hyde & Barbour, P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding Yount, Hyde & Barbour, P.C.’s communications with the Audit Committee concerning independence, and discussed with Yount, Hyde & Barbour, P.C. its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board that our consolidated audited financial statements for the year ended December 31, 2023 be included in our Annual Report on Form 10-K for the year ended December 31, 2023.
AUDIT COMMITTEE
By: Mary Todd Peterson, Chair
James A. Judge
Rebecca M. McDonald
Esther A. Streete
Konrad M. Wayson
Dawn M. Willey
Audit Fees and Services
Yount, Hyde & Barbour, P.C. has served as the Company’s principal independent registered public accounting firm since September 22, 2017. The following table shows the fees paid or accrued by the Company for the audit and other services provided by Yount, Hyde & Barbour, P.C. during fiscal years 2023 and 2022:

Yount, Hyde & Barbour, P.C.	2023	2022
Audit Fees	$871,522	144,250
Audit-Related Fees	43,750	102,330
Tax Fees	19,175	21,750
All Other Fees	—	—
Total	$934,447	268,330
Audit fees incurred for the fiscal years 2023 and 2022 include charges for the audit of the consolidated financial statements, quarterly reviews of interim financial statements, issuance of consents, and review of documents filed with the SEC. Audit fees for 2023, also include the audit of internal control over financial reporting required by Section 404(b) of the Sarbanes Oxley Act.
Audit related fees incurred for the fiscal years 2023 and 2022, include charges related to audits of employee benefit plans and the performance of HUD compliance audits. Audit related fees for 2022, also include the audit of internal control over financial reporting required by the Company’s annual FDICIA regulatory filing.
Tax fees incurred for the fiscal years 2023 and 2022, relate to the preparation of the final tax returns for recently acquired entities, as well as associated tax compliance matters.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, except that de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, may be approved prior to the completion of the independent auditor’s audit. All of the 2023 and 2022 services described above were pre-approved by the Audit Committee.

ANNUAL REPORT TO SHAREHOLDERS
Our 2023 Annual Report has been made available to shareholders and is posted on our corporate website at:
https://shorebancshares.q4ir.com/documents/default.aspx
Additional copies of the 2023 Annual Report may be obtained without charge upon written request to Andrea E. Colender, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601.
The 2023 Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING
Any shareholder nominations or proposal for other business intended to be presented at the Company’s 2025 annual meeting of shareholder must be submitted to the Company as set forth below.
SEC Rule 14a-8
In order for a shareholder proposal for the 2025 annual meeting of shareholders to be eligible for inclusion in the Company’s proxy statement pursuant to SEC Rule 14a-8, the Company must have received the proposal and supporting statements at its principal executive offices at 18 E. Dover Street, Easton, Maryland 21601 no later than December 17, 2024 unless the date of the 2025 annual meeting of shareholders is changed by more than 30 days from May 30, 2025, the one-year anniversary of SHBI’s 2024 annual meeting of shareholders, in which case the proposal must be received a reasonable time before SHBI begins to print and send its proxy materials. A shareholder must provide its proposal to the Company in writing, and such proposal must comply with the requirements of Rule 14a-8.
Advance Notice Procedures
Pursuant to the Bylaws, if a shareholder intends to present a proposal for business to be considered at the 2025 annual meeting of shareholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the Company’s Secretary at its principal executive offices at 18 E. Dover Street, Easton, Maryland 21601 no earlier than March 1, 2025 and no later than March 31, 2025, which is not more than 90 days nor less than 60 days before May 30, 2025, which is the one-year anniversary of the 2024 annual meeting of shareholders. However, if the date of the 2025 annual meeting shareholders is advanced by more than 30 days or delayed by more than 60 days from May 30, 2025, notice by the shareholder must be so delivered not earlier than the 90th day prior to the 2025 annual meeting of shareholders and not later than the close of business on the later of the 60th day prior to the 2025 annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the 2025 annual meeting of shareholders is first made by the Company.
In addition, the Bylaws generally provide that for a shareholder to make nominations for the election of directors, a shareholder must deliver written notice of such nominations to the Company’s Secretary at its principal executive offices at 18 E. Dover Street, Easton, Maryland 21601 not less than 120 days nor more than 180 days prior to May 30, 2025, the date of the meeting of shareholders called for the election of directors which is deemed to be on the same date as the annual meeting of shareholders for the preceding year. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from May 30, 2025, the one-year anniversary date of the 2024 annual meeting of shareholders, in which case such notice must be so delivered not earlier than the 180th day prior to the 2025 annual meeting of shareholders and not later than the close of business on the later of the 100th and 120th day prior to the 2025 annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the 2025 annual meeting of shareholders is first made by the Company. The nomination notice must include certain information specified in the Bylaws.
In addition to the notice and information requirements contained in the Bylaws, to comply with the SEC universal proxy rules, shareholders who, in connection with the 2025 annual meeting of shareholders, intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by the SEC’s Rule 14a-19 no later than March 31, 2025, unless the date of the 2025 annual meeting of shareholders has changed by more than 30 calendar days from the previous year, in which case such notice must be provided by the later of 60 calendar days prior to the date of the 2025 annual meeting of shareholders or the 10th calendar day following the day on which public announcement of the date of the 2025 annual meeting of shareholders is first made by the Company.

These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement pursuant to SEC Rule 14a-8.
OTHER BUSINESS
As of the date of this Proxy Statement, management does not know of any other matters that will be brought before the Annual Meeting requiring action of the shareholders. However, if any other matters requiring the vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management. The persons designated as proxies will also have the right to approve any and all adjournments of the Annual Meeting for any reason.
SHAREHOLDERS SHARING THE SAME ADDRESS
The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks and other nominees) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of the Proxy Statement, the 2023 Annual Report and other proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.
Under applicable law, if you consented or were deemed to have consented, your broker, bank or other intermediary may send only one copy of the Proxy Statement, the 2023 Annual Report, and other proxy materials to your address for all residents that own shares of Company Common Stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other intermediary. If you are receiving multiple copies of the Proxy Statement, the 2023 Annual Report, and other proxy materials, you may be able to request house holding by contacting your broker, bank or other intermediary. Upon written or oral request, we will promptly deliver a separate set of the Proxy Statement, the 2023 Annual Report or other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. If you wish to request copies free of charge of the Proxy Statement, the 2023 Annual Report or other proxy materials, please send your request to Andrea E. Colender, Secretary, at Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or call the Company with your request at (410) 763-7800.

Dear ESOP Participant:

On behalf of the Board of Directors, I am forwarding to you the attached vote authorization form to convey your voting instructions to Austin J. Slater, Jr. and Joseph V. Stone, Jr., Trustees for the Community Bank of the Chesapeake Employee Stock Ownership Plan and Trust (the “ESOP”) on the proposals presented at the Annual Meeting of Stockholders of Shore Bancshares, Inc. (the “Company”) on May 30, 2024. Also attached is a Notice of Annual Meeting and Proxy Statement for the Company’s Annual Meeting of Stockholders and the 2023 Annual Report on Form 10-K.

As an ESOP participant, you are entitled to instruct the ESOP Trustees how to vote the shares of Company common stock allocated to your ESOP account as of April 2, 2024, the record date for the Annual Meeting. The Trustees will vote all allocated shares of Company common stock as directed by ESOP participants. The Trustees will vote unallocated shares of common stock held in the ESOP Trust and the shares for which timely instructions are not received in a manner calculated to most accurately reflect the instructions received from ESOP participants, subject to the exercise of their fiduciary duties.

To direct the ESOP Trustees how to vote the shares of common stock allocated to your ESOP account, please complete and sign the attached vote authorization form and return it to Barbara Lucas by following the instructions indicated on the vote authorization form no later than May 23, 2024.

Sincerely,
Alan J. Hyatt
Chairman of the Board

18 E. Dover Street • EASTON, MARYLAND 21601
WEB shorebancshares.com NASDAQ SHBI

VOTE AUTHORIZATION FORM

COMMUNITY BANK OF THE CHESAPEAKE
EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST
Shore Bancshares, Inc.
Annual Meeting of Stockholders – May 30, 2024

With respect to all shares of common stock of Shore Bancshares, Inc. (the “Company”) that are allocated to the account of the undersigned pursuant to the Community Bank of the Chesapeake Employee Stock Ownership Plan and Trust (the “ESOP”), the undersigned hereby directs Austin J. Slater, Jr, and Joseph V. Stone, Jr. as Trustees of the Trust established under the ESOP, to vote such shares at the Virtual Annual Meeting of Stockholders (the “Meeting”) to be held on Thursday, May 30, 2024, at 9:30 a.m., local time, and at any and all adjournments thereof as follows:

The Board of Directors recommends a vote “FOR” all of the nominees and “FOR” Proposals 2.

You are to vote my shares as follows:

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

1.    ELECTION OF DIRECTORS

FOR all nominees ☐     WITHHOLD AUTHORITY to vote ☐ *EXCEPTIONS ☐
listed below     for all nominees listed below

Alan J. Hyatt, Konrad M. Wayson, R. Michael Clemmer, Jr., E. Lawrence Sanders, III

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions: ____________________________________________

2.    ADOPTION OF A NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

FOR            AGAINST            ABSTAIN
☐             ☐                 ☐

The undersigned acknowledges receipt from the Company prior to the execution of this vote authorization form of the Notice of Annual Meeting, a Proxy Statement for the Annual Meeting and the Company’s 2023 Annual Report on Form 10-K.

    PARTICIPANT’S NAME

Dated: ____________________, 2024        ___________________________________
SIGNATURE OF PARTICIPANT

Please complete this direction form and sign, date and return it by email to barbara.lucas@shoreunitedbank.com or by mail to Barbara Lucas, Shore United Bank, P. O. Box 38, Waldorf, MD 20604 by May 23, 2024.

Shore Bancshares

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SHBI2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V47031-P09570 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SHORE BANCSHARES, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors:

Nominees:			**For**	**Against**	**Abstain**
1a.	Alan J. Hyatt	Class III (term expires 2027)	☐	☐	☐
1b.	Konrad M. Wayson	Class III (term expires 2027)	☐	☐	☐
1c.	R. Michael Clemmer, Jr.	Class III (term expires 2027)	☐	☐	☐
1d.	E. Lawrence Sanders, III	Class III (term expires 2027)	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:

NOTE: Proxies have discretionary authority to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V47032-P09570

SHORE BANCSHARES, INC.
Annual Meeting of Shareholders
May 30, 2024 9:30 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned shareholder of Shore Bancshares, Inc. (the "Company") hereby appoints: Rebecca M. McDonald and Esther A. Streete, or either of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of the Company held by the undersigned as of April 2, 2024 at the Annual Meeting of Shareholders called to convene on Thursday, May 30, 2024, and any adjournment or postponement thereof, for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Shareholders and Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side